Exhibit 10.17

FACILITY AGREEMENT

Among

THE PERSONS LISTED IN SCHEDULE I HERETO

as the Original Lenders

AND

IDBI TRUSTEESHIP SERVICES LIMITED

as the Facility Agent

AND

ICICI BANK LIMITED

as the Arranger

AND

ICICI BANK LIMITED

as the Account Bank

AND

BHARAT BUSINESS CHANNEL LIMITED

as the Borrower

ECONOMIC LAWS PRACTICE  advocates & solicitors

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FACILITY AGREEMENT

THIS AGREEMENT is dated 20th December, 2010 (hereinafter referred to as the “Effective Date”) and made between:

(1)	Bharat Business Channel Limited a company incorporated under the laws of India with its registered office at 171-C, 17th Floor Mittal Court C Wing, Nariman Point, Mumbai- 400 021 India (the “Borrower” which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns);

(2)	ICICI BANK LIMITED, a bank incorporated under the laws of India with its registered office at Landmark, Race Course Circle, Vadodara 390 007, Mumbai, India and acting through its branch in ICICI Bank Towers, NBCC Place, Bhisham Pitamah Marg, Pragati Vihar, New Delhi - 110003 (in this capacity, the "Arranger" which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as lenders and those who acceded as Tranche B Lenders through the Accession Deed (the "Original Lenders" which expression shall, unless it be repugnant to the subject or context thereof, include their respective successors and assigns); and

(4)	IDBI TRUSTEESHIP SERVICES LIMITED, a company incorporated under the Companies Act, 1956 with its registered office at Asian Building, Ground Floor, 17, R. Kamani Marg, Ballard Estate Mumbai-400 001 (the “Agent” or “Facility Agent”, which expression shall, unless it be repugnant to the subject or context thereof, Include its successors and permitted assigns);

(5)	ICICI Bank Limited, a public company incorporated under the Companies Act, 1956 and licensed as a bank under the Banking Regulation Act, 1949 with its registered office at Landmark, Race Course Circle, Vadodara 390 007, India, acting through its branch at ICICI Bank Towers, NBCC Place, Bhisham Pitamah Marg, Pragati Vihar, New Delhi - 110003 (the “Account Bank", which expression shall, unless it be repugnant to the subject or context thereof, Include its successors and assigns).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Facility Agreement:

“Additional Debt” means the debt as detailed in clause 2.1 A.

“Accession Deed” means the deed entered into by the Tranche B Lenders to accede to this Agreement to provide its Tranche B Commitment, forming part of the Total Tranche B Commitment in the form provided in Schedule 12.

“Account Mandate” means the account mandate relating to the establishment and maintenance of the Escrow account(s), Special Bank Account and DSRA (as defined hereinafter) entered into on or about the Effective Date between the Borrower, Facility Agent and the Account Bank.

“Additional Guarantee” means the guarantee as detailed in clause 17A.3 (b).

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“Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company/ individual promoter of that person or any other Subsidiary of that Holding Company/ individual promoter and in relation to the individual promoter it would also include the relatives of such a person as defined in the Companies Act, 1956.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, order, lodgement or registration, and, if the same is conditional, the compliance with all the conditions stipulated therein; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means a period of twenty four (24) months from and including the Effective Date to or till December 31, 2012, whichever is earlier.

"Available Commitment" means a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender's Available Commitment.

“Benchmark” shall mean each Lender’s base rate as determined by the relevant Lender from time to time.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with any leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in relation to determination of a "Quotation Day" and for making any payment to the Finance Parties and for any other purposes in New Delhi.

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“Credit Application” means the application/request for credit facility made by the Borrower to the Original Lenders and all information, particulars and clarifications furnished by the Borrower to Original Lenders from time to time in respect thereof.

"Commitment" means, collectively Tranche A Commitments and Tranche B Commitments, or either one of them as maybe contractually applicable.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Contractual Comfort" means any comfort that an Obligor has agreed to provide in pursuance to the Facility.

“Contractual Comfort Documents” means:

(a)	the Promoter NDU, NDU Agency Agreement and the Designated Account Agreement;

(b)	any document created as contemplated by clause 17A (Contractual Comfort);

(c)	any other document created from time to time which may create or evidence any Contractual Comfort to be provided by any person as comfort/ assurance for satisfaction of any of the Borrower’s obligations under any Finance Document; and

(d)	any document designated as such from time to time by the Agent without reference to any other Finance Party.

"Control” means, in relation to an entity, the power to direct the management and policy decisions of that entity and/or to appoint the majority of directors on the board of that entity, whether through the ownership of voting share capital, by contract or any other means whatsoever.

“Corporate Promoters” of the Borrower mean:

(a)	Greenfield Appliances Private Limited;
(b)	Synergy Appliances Private Limited;
(c)	Domebell Electronics India Private Limited and
(d)	Platinum Appliances Private Limited (formerly known as Dhoot Brothers Investment Company Private Limited).

“Corporate Promoter Guarantee” means the guarantee as detailed in clause 17A.1.

"Default" means an Event of Default or any event or circumstance which would (with the expiry of any grace period, the giving of notice, the passage of time, the making of any determination under the Finance Documents or the satisfaction of any applicable condition (or any combination of any of the foregoing)) be an Event of Default;

"Default Interest" shall have the meaning ascribed to it in clause 8.3 (Default Interest) below.

"Default Rate" shall have the meaning ascribed to it in clause 8.3 (Default Interest) below.

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“Designated Account Agreement” means the trust and retention account agreement entered into between the Promoters and the NDU agent appointed in pursuance to the NDU Agency Agreement.

"DSR” means the debt service reserve that is required to be maintained by the Borrower in pursuance to the Facility.

"DSRA” means the debt service reserve account, as mentioned in clause 21.24.1

(b) (Maintenance of the DSR).

"DSRA Amount” means, the amount to be kept as DSR in favour of the Agent as described in clause 21.24.1 (a) (Maintenance of the DSR).

“DSRA Shortfall Undertaking” means the undertaking as detailed in clause 17A.3 (a).

“DSRA Shortfall Undertaking Provider” means Videocon Industries Limited.

“DTH License” means the direct to home license granted to the Borrower by TRAI.

“Due Date” means, in respect of -

i)	an installment of principal amount of the Facility - the date on which the installment falls due as stipulated in Schedule 7 (Repayment Schedule)hereto;

ii)	Interest - the date on which interest falls due as stipulated in clause 8.2 (Payment of Interest)hereof;

iii)	any other amount payable under this Agreement - the date on which such amount falls due in terms of this Agreement;

iv)	any amount payable to maintain DSR - the date on which such an amount would need to be paid into the DSRA or a guarantee from the DSRA Shortfall Undertaking Provider, bank guarantee or a stand-by letter of credit to be arranged for the equivalent amount;

v)	or such other dates on which any amounts including principal, interest or other monies, fall due in terms of this Agreement.

“Escrow Account” means the account as detailed in clause 21.25.

“Existing Creditors” means the lenders who have provided the Existing Debt.

“Existing Debt” means the existing loan of rupees eight billion nine hundred and fifty million (8,950,000,000) of the Borrower.

"Event of Default" means any event or circumstance specified as such in clause 22 (Events of Default).

"Existing Encumbrances" means the Security described in Part A of Schedule 9 (Existing and Permitted Encumbrances).

"Facility" means collectively the term loan facilities made available under this Agreement as described in clause 2 (The Facility).

“Facility Agreement” means this particular facility agreement entered into between the Borrower and the Lender(s) in respect of the Facility and includes all schedules and amendments to such facility agreement.

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“Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, but not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter" means any letter or letters dated on or about the Effective Date between any Finance Party and the Borrower setting out any of the fees referred to in clause 11 (Fees).

“Final Repayment Date" means the date which is seventy eight (78) months after the First Utilisation Date.

“Finance Document” means this Facility Agreement, the Fee Letter(s), the Credit Application, any Transfer Certificate, any Security Document, any Accession Deed, all agreements, instruments, undertakings, indentures, deeds, writings and any other document (whether financing, security, contractual comfort or otherwise) executed or entered into, or to be executed or entered into, by the Borrower or, as the case may be, any other person, in relation, or pertaining, to the transactions contemplated by, or under this Agreement and shall include any documents designated as such by the Agent without reference to any other Finance Party.

“Finance Party" means the Agent, the Arranger, the Security Trustee, the NDU Agent or any of the Lenders and “Finance Parties” means all of them.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (Including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

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(j)	any liabilities contracted by whatever means (including liabilities under any contracts in which they have an obligations to purchase shares, debentures or any other securities, any payment undertaking or any letter of comfort); and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"First Utilisation Date" means the date on which the first Loan is made under this Facility Agreement.

"GAAP" means, in relation to any corporation, generally accepted accounting principles in the jurisdiction of its incorporation.

"Governmental Agency" means any government or any governmental agency, semi- governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under any law or regulation).

"Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

""IFRS" shall mean the International Financial Reporting Standards.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

“Individual Promoters” means Mr. V.N. Dhoot and Mr. P.N. Dhoot.

“Individual Promoter Guarantee” means the guarantee as detailed in clause 17A.1.

“Information Memorandum” means the document, if any, prepared or to be prepared in relation to this transaction by the Arranger, in consultation with the Borrower, containing relevant information (including projections) including, but not limited to, information about the Obligors and how the proceeds of the Facility will be applied, for distribution to banks and financial institutions and seeking their participation in the Facility, whether as an Original Lender or as a Lender. The Borrower shall approve this document before the Arranger distributes it to potential Lenders on the Borrower's behalf.

"Initial Interest Rate” means the Interest Rate agreed to be charged by ICICI Bank Limited as Tranche A Lender.

"Insurance Contract” means the insurance contracts and policies (including, but not limited to, third party liability insurances) required to be obtained by the Borrower in respect of its assets and its business, any substitutes therefore and any additional insurance contracts or policies required under any of the Finance Documents or as may be required by the Facility Agent.

“Interest Margin” means the rate per annum determined by each Lender prior to making its initial participation in its respective Loan available to the Facility Office, subject to clause 8.3A (Changes to Interest Rate)(if applicable). Interest Margin being charged by ICICI Bank Limited for this Facility would be 3.5%.

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"Interest Rate" shall mean the aggregate of the Benchmark (prevailing on the relevant Utilisation Date or the Interest Reset Date) and the Interest Margin as applicable to each Loan and any applicable interest tax or other statutory levy. Subject to the Interest Margin remaining constant (other than as specified in clause 8.3A (Changes to Interest Rate)), the Interest Rate shall be reset on each Interest Reset Date at the then prevailing Benchmark and the Interest Rate shall be construed accordingly and notified to the Borrower by the Agent.

"Interest Reset Date" shall mean the date falling twelve (12) months from the First Utilisation Date (each such date an “Interest Reset Date”).

"Interest Period” means, in relation to a Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).

“Intellectual Property" means all patents, trademarks, permits, service marks, brands, trade names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licences, franchises, formulae, designs, rights of confidential information and all other intellectual property.

“Intellectual Property Rights” mean all rights, benefits, title or interest in or to any Intellectual Property, anywhere in the world (whether registered or not and including all applications for the same).

"Lender" means collectively, Tranche A Lender and Tranche B Lender, or either one of them, as may be contractually applicable.

“Lender's Commitment" means the aggregate of Tranche A Commitment and/or Tranche B Lender.

"Loan" means collectively, Tranche A Loan and Tranche B Loan or either one of them, as may be contractually applicable.

"Majority Lenders' means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate to 66 2/3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated to 66 2/3% or more of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate 66 2/3% or more of all the Loans then outstanding.

"Material Adverse Effect" means the effect or consequence of any event or circumstance which is or is likely to be:

a)	any material adverse change having occurred in any of the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and Corporate Promoters since March 31, 2010, for DSRA Shortfall Undertaking Provider, September 30, 2009 and for Personal Guarantors, December 31, 2009 including downgrade of its credit rating , if any;

(b)	any circumstance, change or condition (including the continuation of an existing condition) in the domestic commercial bank, loan syndication, financial or capital markets, political or economic conditions, in the sole opinion of the Arranger, would materially affect syndication and conclusion of the Facility;

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(c)	any pending or threatened litigation, investigation or proceeding that may have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Obligors or that purports to affect the Facility or the transactions contemplated thereby.

"Maximum Lending Rate" means two (2) per cent above the applicable Interest Rate(s) (excluding interest tax or any other statutory levies) for each Loan as specified in clause 8.1 (Calculation of interest) or such other rate of interest as may be specified to the Borrower by the Agent on behalf of the Lenders from time to time as the respective Lender’s Maximum Lending Rate.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“NDU” means the non-disposal undertaking-cum-power of attorney arrangement

“NDU Agency Agreement” means an agreement in pursuance to the Promoter NDU to appoint the NDU Agent.

“NDU Agent” means the person appointed to act as such under the NDU Agency Agreement.

"New Lender" has the meaning given to it in clause 24.1 (Transfer of Rights and Obligations of the Lender).

“NDU Providers" means Domebell Electronics India Private Limited and Platinum Appliances Private Limited (formerly known as Dhoot Brothers Investment Company Private Limited).

“Obligor" means the Borrower, any other person who is a party to a Security Document/ Contractual Comfort Document (excluding any Finance Party and the attorney as appointed in accordance with the Promoter NDU) and/or any other person who may provide a guarantee, an indemnity, undertakings or any form of Security/ Contractual Comfort to secure any of the obligations of the Borrower under or pursuant to any Finance Document.

"Original Financial Statements" means, in relation to any Obligor, its audited consolidated financial statements for the financial year ended March 31 for all Obligors other than the DSRA Shortfall Undertaking Provider for which it would be September 30.

"Party" means a party to this Facility Agreement.

“Permitted Borrowings” means borrowings as defined under Schedule 10 (Permitted Borrowings).

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"Permitted Disposals” means borrowings as defined under Schedule 11 (Permitted Disposals).

“Permitted Encumbrances" means the Security described in Part B of Schedule 9 (Existing and Permitted Encumbrances).

“Pledgors” mean Greenfield Appliances Private Limited and Synergy Appliances Private Limited;

“Promoter" means all together the Corporate Promoters and the Individual Promoters or any of them separately or in any combination.

“Promoter NDU” means the NDU provided by the NDU Providers jointly over the shares of the Borrower which have not been pledged in favour of the Security Trustee, in pursuance to the Facility.

"Purpose” shall have the meaning ascribed thereto in clause 3.1 of the Facility Agreement.

“Quotation Day" means, in relation to any period for which an Interest Rate is to be determined, the first day of that period.

“RBI” means the Reserve Bank of India established under the Reserve Bank of India Act, 1934.

"Reasonable Efforts" means when used with respect to a specific action, prompt, continuous and diligent efforts by the relevant person using the skills, experience and relevant resources such person has available to it, but not requiring such person to spend an amount of money or effort in connection with making such efforts which is in excess of what is reasonable in light of the industry, geographic location and such industry's customary practices in which such action is to occur;

"Relevant Percentage” means fifty one per cent.

“Restricted Payments” shall mean payment or declaration of any dividend on any shares, redemption of any shares or any other distribution to the shareholders or repayment of any debt subordinated to the Facility or any debt prior to its scheduled maturity.

"Repeating Representations” means each of the representations set out in clause 18 (Representations).

“Security" means a mortgage, charge, encumbrance, pledge, hypothecation, lien, security assignment or other security interest securing any obligation of any person or any other lien, agreement or arrangement (including any title retention or escrow arrangements) having a similar effect.

“Security Documents' means:

(a)	the Security Trustee documents;

(b)	any document as contemplated by clause 17 (Security);

(c)	any other document created from time to time which may create or evidence any Security to be provided by any person as security for any of the Borrower’s obligations under any Finance Document; and

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(d)	any document designated as such from time to time by the Agent without reference to any other Finance Party.

"Security Trustee documents" means the letters exchanged, inter alia, between the Borrower, the Security Trustee and the Agent in relation to the appointment of the Security Trustee in respect of the Security Documents.

"Security Trustee" means the security trustee appointed as agent and trustee to act for and on behalf of the Finance Parties on terms and conditions contained in the Security Trustee documents.

“Special Bank Account” means the current account number 000705035473 opened with ICICI Bank Limited, Connaught Place branch, New Delhi.

"Specified Time" means a time determined in accordance with Schedule 6 (Timetables).

“Shareholding” means the fully paid up and issued equity voting capital.

“Subscriber Acquisition Cost” means the expenses incurred by the Borrower to acquire new subscribers along with the cost of the hardware required for each subscriber and installation of the same from the First Utilisation Date. Such a cost would also include reimbursement for the expenses incurred by the Borrower to acquire new subscribers along with the cost of the hardware required for each subscriber and installation of the same for a period of three (3) months prior to the First Utilisation Date subject to a maximum of rupees two billion (2,000,000,000).

"Subsidiary" means a subsidiary as defined under Section 4 of the Companies Act, 1956 of India.

“Syndication Date" shall mean the date, as detailed in clause 2.1A (Syndication).

“Tax" means all present or future taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, stamp taxes, levies, imposts, duties, fees, royalties and all deductions and withholdings as applicable under the laws of taxation together with any fines, penalties and interest payable in connection with any failure to pay or any delay in paying any of the same thereon and any restrictions or conditions resulting in an obligation to pay monies to a government or Governmental Agency..

“Total Commitments" means the aggregate of the Tranche A Commitments and the Tranche B Commitments.

“Total Tranche A Commitments” means the aggregate of Tranche A Commitments, not exceeding rupees two billion (2,000,000,000) as on the Effective Date.

“Total Tranche B Commitments” means the aggregate of Tranche B Commitments, not exceeding rupees eight billion (8,000,000,000) as on the Syndication Date.

“TRAI” means Telecom Regulatory Authority of India.

“TRAI Report” means the report on the addition of new registered subscribers issued every quarter.

“Tranche A Commitments” means:

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(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Commitment” in Schedule 1 (Original Lenders) Part I (Tranche A Commitment)and the amount of any other Commitment transferred to it under this Agreement;

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement; and

(c)	to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche A Lender” means:

(a)	ICICI Bank Limited; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Tranche A Loan” means each loan made or to be made by a Tranche A Lender corresponding to its Tranche A Commitment(s) or the principal amount outstanding for the time being of that loan.

“Tranche B Commitments” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (Original Lenders) Part II (Tranche B Commitments) or the amount of commitment mentioned in the Accession Deed and the amount of any other Commitment transferred to it under this Agreement;

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement; and

(c)	to the extent not cancelled, reduced or transferred by it under this Agreement.

"Tranche B Lender” means:

(a)	an Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Tranche B Loan” means each loan made or to be made by a Tranche B Lender corresponding to its Tranche B Commitment(s) or the principal amount outstanding for the time being of that loan.

“Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificates) or any other form as determined by the Agent without reference to any other Finance Party.

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“Transfer Date" means, in relation to a transfer, the later of:

(i)	the proposed Transfer Date specified in the Transfer Certificate; and

(ii)	the date on which the Agent executes the Transfer Certificate.

"Unpaid Sum" means any outstanding sum to be paid by an Obligor under the Finance Documents, whether or not the same sum is due and payable.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is made or is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Agent", the "Security Trustee", the "Arranger”, any "Lender", any "Finance Party", the “Borrower", any “Obligor", any "Party" or any other person shall be construed so as to include its successors in title, permitted assigns, entity which accedes to the Facility and permitted transferees including persons who become a party through the process of novation;

(ii)	an “agency" includes any governmental, intergovernmental or supranational body, agency, department or regulatory, self- regulatory or other authority or organisation;

(iii)	an “amendment”, apart from a change, includes a supplement, modification, replacement or re-enactment and "amended" is to be construed accordingly;

(iv)	“assets” include all properties whatsoever both present and future, (whether tangible, intangible or otherwise, including Intellectual Property and Intellectual Property Rights), investments, cash-flows, revenues, rights, benefits, interests, actionable claims and title of every description;

(v)	an “authorisation" includes an express authorisation, consent, clearance, approval, permission, resolution, licence, exemption, filing and registration;

(vi)	an "authorised signatory" means a person that has been duly authorised by another person (the "other person") through a board resolution, a power of attorney, or through a similar authorising document specific for the person, to execute or sign any Finance Document (or other document or notice to be executed or signed by the other person under or in connection with any Finance Document) on behalf of that other person;

(vii)	“control” includes the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

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(viii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated or supplemented including any waiver or consent granted in respect of any term of any Finance Document;

(ix)	a “guarantee” also includes an indemnity and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person (and "guaranteed” and “guarantor” shall be construed accordingly);

(x)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)	"law” includes any constitution, statute, law, rule, regulation, ordinance, judgement, order, decree, authorisation, or any published directive, guideline, requirement or governmental restriction having the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, whether in effect as of the Effective Date or thereafter and each as amended from time to time.

(xii)	“person” includes an individual, corporation, partnership, joint venture, association of persons, trust, unincorporated organisation, government (central, state or otherwise), sovereign state, or any agency, department, authority or political subdivision thereof, international organisation, agency or authority (in each case, whether or not having separate legal personality) and shall include their respective successors and assigns/novatees and entities who accede to the Facility and in case of an individual shall include his legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being.

(xiii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(xiv)	"repayment" includes "redemption" and vice-versa and any other form of settlement and repaid, repayable, repay, redeemed, redeemable and redemption shall be construed accordingly.

(xv)	after the “IFRS Date”, all references to GAAP would have to be construed as references to IFRS.

(b)	clause and Schedule headings are for ease of reference only and shall not affect the interpretation of any term of this Agreement.

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(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing" if it has not been remedied or waived and an Event of Default is "continuing'' if it has not been waived.

(e)	Reference to the words "include" or "including" shall be construed without limitation.

(f)	In the event of any disagreement or dispute between any Finance Party and the Borrower regarding the materiality of any matter including any event, occurrence, circumstance, change, fact, information, document, authorisation, proceeding, act, omission, claims, breach, default or otherwise, the opinion of Majority Lenders in relation to its respective Loan as to the materiality of any of the foregoing shall be final and binding on the Borrower.

(g)	Words importing the singular number shall include the plural and vice- versa.

(h)	Reference to a gender shall include references to the female, male and neuter genders;

(i)	All approvals, permissions, consents or acceptance required from the Lenders for any matter shall require the “prior”, “written” approval, permission, consent or acceptance of the Lenders.

(j)	the words ‘hereof, ‘herein’, and ‘hereto’ and words of similar import when used with reference to a specific clause or Sub-clause in, or Schedule to, the Facility Agreement shall refer to such clause or Sub-clause in, or Schedule to, the Facility Agreement and when used otherwise than in connection with specific clauses, Sub-clauses or Schedules, shall refer to the Facility Agreement as a whole;

1.3	Third Party Rights

(a)	Except as provided in a Finance Document, the terms of a Finance Document may be enforced and enjoyed only by a party to the Finance Document.

(b)	Notwithstanding any provision of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to vary, rescind or terminate that Finance Document.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement the Lenders agree to make available during the Availability Period to the Borrower term loan facilities as per their Commitments up to an aggregate amount not exceeding the Total Commitments.

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2.1A	Syndication

(a)	Subject to the Commitments, the Arranger shall endeavour to arrange the Tranche B Loan up to a maximum of rupees eight billion (8,000,000,000) ("Proposed Commitment") on a Reasonable Effort basis within one hundred and twenty (120) days from the date of the Information Memorandum or such date as may be mutually agreed to between the Parties ("Syndication Date”). The new Lenders who would be providing a commitment for the Tranche B Loan would accede to this Facility through an Accession Deed. The Borrower agrees that any new lender would accede through the Accession Deed and no separate consent of the Borrower would be required for the same. The Facility Agent would inform the Borrower of the Interest Rate being charged by the new lender.

(b)	In case the Arranger is unable to raise the entire amount of the Proposed Commitment, the Borrower would be allowed to raise such amount as additional debt ("Additional Debt”) on terms approved by the Arranger (such approval will not be unreasonably withheld).

(c)	The Arrangers shall, in consultation with the Borrower, manage all aspects of syndication of the Facility.

(d)	The Borrower shall ensure that the other Obligors, give any assistance which the Arranger reasonably requires in relation to the syndication of the Facility including, but not limited to:

(i)	the preparation, with the assistance of the Arranger, of an Information Memorandum.

(ii)	providing any information reasonably requested by the Arranger or potential Lenders in connection with syndication;

(iii)	making available the senior management, representatives and any other members of the Obligors for the purposes of giving presentations to, and participating in meetings with, potential Lenders at such times and places as the Arranger may reasonably request;

(iv)	utilising the existing lending relationships of the Obligors to benefit the syndication of the Facility;

(v)	making any amendments to the Finance Documents which the Arranger reasonably request on behalf of potential Lenders.

2.2	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are distinct and several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents. For the avoidance of any doubt, in the event of all the Loans under the Facility being provided by a single Lender to the Borrower, notwithstanding anything contained to contrary in any Finance Documents, such a Lender shall have the discretion for exercising any rights, action, commission, waiver in relation to a single Loan under this Agreement without prejudice to any rights available to it for the other Loans under the Facility. Further, any such action, commission, waiver by such a Lender under a Loan shall not amount to a similar action, commission, waiver by such Lender under the other Loans unless expressly stated so by the Lender and notified in writing to the Borrower.

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(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate, distinct and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor, whether such debt was originally contracted as such or was acquired from another Finance Party by a transfer, in whole or in part, from such other Finance Party of the debt due to it by the Obligor, shall be a separate and independent debt.

(c)	A Finance Party may with respect to its respective Loan, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility subject to applicable laws, regulations and guidelines towards:

(i)           Subscriber Acquisition Cost, and

(ii)          expenses in relation to the Facility,

provided that the proceeds of each Loan should not be applied for capital market activities, real estate activities, acquisition of domestic companies, buyback of the Borrower shares, payment of dividends and may only be so applied in or towards any such purpose to the extent the same is in compliance with any end-use requirements stipulated under all applicable laws and regulations.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

Subject to clause 4.5(a) (Change of terms prior to the first Utilisation Request), the Borrower shall not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in, and appearing to comply with, the requirements of Part I to Schedule 2 (Conditions Precedent to Initial Utilisation) and, in relation to the second and all subsequent Utilisations, Part II to Schedule 2 (Conditions Precedent to second and subsequent Utilisations), in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied. The Borrower may deliver a Utilisation Request on the same day as the confirmation from the Agent. The Utilisation would be provided within 3 days of the Utilisation Request or any other shorter period as acceptable to the Lenders.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) if on the date of the relevant Utilisation Request and on the relevant proposed Utilisation Date:

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(a)	no Default has occurred and is continuing or would occur as a result of the proposed Utilisation;

(b)	no change of Control has occurred in relation to the Borrower; and

(c)	the Repeating Representations to be made by each of the Obligors are true and will not become untrue as a result of making the proposed Utilisation.

4.3	Waiver

The conditions specified in clauses 4.1 (Initial conditions precedent) and 4.2 (Further conditions precedent) are inserted solely for the benefit of the Lenders and may be waived by any Lender in respect of its Loan by notifying the same in writing to the Borrower and the other Lenders within 2 days from undertaking such a waiver, in whole or in part and with or without conditions, without prejudicing the rights of the other Lenders to require fulfilment of such conditions in whole in respect of any other Utilisation. If compliance with any of the conditions specified in clauses 4.1 (Initial conditions precedent) and 4.2 (Further conditions precedent) is so waived with conditions or on condition that the Borrower shall comply at or before a particular time, the Borrower shall so comply.

4.4	Maximum number of Loans

The Borrower may not deliver more than twenty five (25) Utilisation Requests.

4.5	Change of terms prior to the first Utilisation Request

(a)	At any time prior to the delivery of the first Utilisation Request, the Arranger or the Agent (acting on the instructions of any Finance Party) may give notice to the Borrower stating that the relevant Finance Party(ies) has/have determined that a change has occurred since the Effective Date in one or more of the items described below which has or may have a Material Adverse Effect.

(i)	the businesses, operations, projects or financial condition of any Obligor or any other person (excepting each Finance Party) who is party to any Finance Document; or

(ii)	the international, Indian or domestic (where domestic means the location where the Agent is located):

1.	capital;

2.	loan syndication;

3.	general banking;

4.	general financial;

5.	loan and debt securities; or

6.	markets.

(b)	Where the Agent has given such a notice, the Borrower may not deliver any Utilisation Request (and no Lender shall have any obligation under clause 2.1(The Facility)) unless and until the Borrower and the Finance Parties have agreed in writing to amend any of the terms of any Finance Document as any Finance Party may wish to propose.

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4.6	Market Flex

Each of the Lenders or the Arranger in consultation with the Lenders has the right up to the close of syndication or the Syndication Date, to alter any or all the terms, structure, tenor, amount and pricing of its respective Loan(s) (but not the Total Commitment) if such changes are advisable in such Lenders’ or the Arranger’s judgment and by notifying the same in writing to the other Lenders within 5 days from undertaking such an action. If any of the Lenders’ determine that such changes are necessary, it or they or the Agent will consult with the Borrower for a period of up to five (5) Business Days about such changes. If the Borrower does not accept such changes after such period, each of the Lenders will be entitled to terminate their respective Commitments and/or accelerate their respective Loan. If the Borrower does accept the changes suggested, it shall ensure that each other Obligor shall amend the Finance Documents to reflect the changes.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

i.	the proposed Utilisation Date is a Business Day within the Availability Period;

ii.	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

iii.	the proposed Interest Period complies with clause 9 (Interest Periods); and

iv.	it specifies the details of the Special Bank Account (with regard to the Utilisation Request for the First Utilisation). With regard to the subsequent Utilisation Requests, it should confirm the details of the Special Bank Account.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in an Utilisation Request must be rupees.

(b)	The amount of the proposed Utilisation must be an amount which is not more than the Available Facility and which is a minimum of rupees four hundred million (400,000,000) and thereafter, in integral multiples of rupees two hundred million (200,000,000) or, if less, the Available Facility. Except for the reimbursements for the cost incurred by the Borrower for acquiring subscribers for a period of 3 months prior to the First Utilisation Date, as stipulated in the definition of ‘Subscriber Acquisition Cost’, for every proposed Utilisation of rupees two hundred million (200,000,000) the Borrower would have to submit a statutory auditor’s certificate and a director's certificate confirming that they have obtained an additional 100,000 subscribers.

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(c)	The Parties agree that the addition of subscribers would be evidenced by a statutory auditor’s certificate and confirmed by the directors of the Borrower.

(d)	All the collection charges, if any, in relation to the Utilisations will be borne by the Borrower.

5.4	Lenders’ participation

(a)	The Borrower will first avail of the entire Tranche A Loan before borrowing any portion of the Tranche B Loan.

(b)	If the conditions set out in this Agreement have been met, then subject to sub-clause (a) above, each Lender shall make its participation in its respective Loan available by the Utilisation Date through its Facility Office.

(c)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(d)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5A:	CONDITIONS SUBSEQUENT

(i)	The Borrower shall provide an End-Use Certificate from the statutory auditor within a period of 45 days from respective Utilisation Date.

(ii)	Creation of Security as required in accordance with clause 17 (Security).

(iii)	Receipt of TRAI approval for assignment of DTH License within 180 days of the First Utilisation Date.

(iv)	A receipt of a no-objection certificate from Existing Creditors along with their respective pari-passu letter within 60 days from the First Utilisation Date

(v)	Receipt of income tax certificate u/s 281 of the Income Tax Act within 60 days from the First Utilisation Date.

(vi)	Subject to provisions of the Companies Act, 1956, filing of form 8 for first pari passu charge on movable property of the Borrower and the charge over immovable property of the Borrower, within 60 days from the First Utilisation Date.

(vii)	The Borrower will ensure that DSRA Shortfall Undertaking Provider provides all relevant corporate authorisations for providing the Additional Guarantee, including the relevant resolutions under section 372A of the Companies Act, 1956.

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(viii)	The Borrower shall forthwith provide its sign off on the Information Memorandum, as soon as it is called upon to do so.

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower undertakes to repay the principal amount of the Facility in accordance with the repayment schedule set out in Schedule 7 (Repayment Schedule) independently to each of the Lenders separately in relation to their respective Loans and further, in the event of all Loans being provided by a single Lender, such repayments shall be made by the Borrower separately to such Lender for such separate Loans, on a proportionate basis. If, for any reason, the amount finally disbursed by Lenders under this Agreement is less than the Total Commitments as at the Effective Date, the instalments set out in Schedule 7 (Repayment Schedule) shall stand reduced proportionately but shall be payable on the same dates as specified in the Schedule 7 (Repayment Schedule). Further, the Borrower shall notify in writing all the Lenders and the Agent of the details of any repayments made by the Borrower to any Lender in respect of the Loans.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid or prepaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If after the Effective Date, it is or will become unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

a.	that Lender shall promptly notify the Agent upon becoming aware of that event;

b.	upon the Agent notifying the Borrower, the Commitment of that Lender be immediately cancelled; and

c.	the Borrower shall repay that Lender's participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law or any directive).

7.2	Change of control

If the Promoter and their associates cease to hold directly or beneficially at least the 51.0% of the voting share capital of the Borrower and control over the management of the Borrower:

a.	the Borrower shall promptly notify the Agent upon becoming aware of that event;

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b.	a Lender shall not be obliged to fund a Utilisation; and

c.	if any individual Lender so requires, the Agent shall, by not less than 1 Business Days' prior notice to the Borrower and the other Lenders, cancel the respective Loan of such Lender and in consultation with and approval of the Majority Lenders in relation to their respective Loans, declare the outstanding Loans of the respective Lenders who have approved such action of the Agent, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable on the date specified in the notice, whereupon the Facility and the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3	Automatic cancellation

Any part of the Facility which remains undrawn at the end of the Availability Period shall be automatically and immediately cancelled and each Lender's Commitment then outstanding shall be reduced to zero. Further, the Borrower shall not cancel the Facility or any part thereof without the prior written approval from the Lenders with respect to their respective Loans. Notwithstanding any such cancellation all the provisions of the Facility Agreement, for the benefit or protection of the Lenders and their interest shall continue to be in full force and effect as specifically provided in the Facility Agreement.

7.4	Mandatory Prepayment of Loans

The Borrower shall prepay the whole or any part of any or all Loan(s) along with interest, expenses and costs accrued thereon, whether due or not, immediately on the happening of the relevant event, from

(i)	100% of the proceeds from Insurance Contracts (net of applicable expenses and taxes) exceeding rupees one hundred million (100,000,000) in any financial year, subject to re-investment rights (such reinvestments can only be in the existing business of the Borrower); or

(ii)	100% of the proceeds (net of applicable expenses and taxes) from the disposal of any assets (other than sale of assets in the ordinary course of business) or investments exceeding rupees one hundred million (100,000,000) in any financial year, subject to re-investment rights (such reinvestments can only be in the existing business of the Borrower), or

(iii)	50% of the proceeds (net of applicable expenses and taxes) from sale of any equity shares of the Borrower by the Promoters, at the option of the Agent.

7.5	Voluntary prepayment of Loans

(a)	The Borrower may by not less than ten (10) Business Days' (or such shorter period as each Lender may agree for its Loan) prior written notice to the Agent, prepay the whole or any part of any Loan being a minimum of rupees one hundred million (100,000,000) and in the integral multiples of rupees ten million (10,000,000) in excess thereof or the balance outstanding Commitments.

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

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(c)	A Loan may only be prepaid under this clause 7.5 (Voluntary prepayment of Loans), without payment of any pre-payment premium or break cost, if prepaid on the Interest Reset Date for that Loan.

(d)	Any prepayment under this clause 7.5 (Voluntary prepayment of Loans) shall satisfy the obligations of the Borrower to be applied rateably among the participations of all Lenders.

7.6	Right of prepayment and cancellation in relation to a single Lender

(a)	If any Lender claims indemnification from the Borrower under clause 13.1 (Increased costs) the Borrower may, subject to sub-clause (c) below, whilst the circumstance giving rise to the requirement or indemnification continues give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in sub-clause (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	Any notice of prepayment given by the Borrower under sub-clause (a) above shall only be valid if accompanied by evidence satisfactory to the Agent that all Authorisations necessary or desirable in connection with the proposed prepayment have been obtained and are in full force and effect.

(d)	On the last day of each Interest Period which ends after the Borrower has given notice under sub-clause (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in that Loan.

7.7	Restrictions

a.	Any prepayment under this Agreement shall only be made subject to the same being permitted under applicable law and regulation.

b.	Any notice of cancellation or prepayment given by any Party under this clause 7 (Prepayment and Cancellation)shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

c.	Unless the prepayment is made in accordance with clause 7.5 (c) and 7.4 (Mandatory Prepayment of Loans), any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and the payment of a prepayment premium applicable on the date of prepayment as a percentage % of the amount prepaid and, shall also be subject to Break Costs as applicable.

d.	The Borrower shall not re-draw any part of the Facility, which is prepaid.

e.	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

f.	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

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g.	If the Agent receives a notice under this clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

Any prepayment under this clause 7 shall satisfy the obligations of the Borrower under clause 6.1 (Repayment of Loans) in reverse order of maturity and be applied rateably among the participations of all Lenders.

8.	INTEREST

8.1	Calculation of interest

The Interest Rate on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable;

(a)	Interest Margin; and

(b)	Benchmark.

8.1A	The Interest Rate for every new lender (acceding to the Facility by signing the Accession Deed in the form set out in Schedule 12 (Form of Accession Deed) or through the Transfer Certificate as set out in Schedule 4 (Form of Transfer Certifcate), in accordance with clause 24 (Changes to Lenders) of this Facility Agreement) on each Loan be equal to the Initial Interest Rate (as applicable for the specific Interest Period on which the new lender makes its initial participation in its respective Loan available to the Facility Office). The new Lender would accordingly fix its Interest Margin for the Facility. The new lender would have the right to alter its Interest Rate on every subsequent Interest Reset Date.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan to each Lender with respect to its Loan on the last day of each Interest Period (and, if the Interest Period is longer than one Month, on the dates falling at monthly intervals after the first day of that Interest Period) and such interest shall be calculated on the basis of the actual number of days elapsed in a year of 365 days.

8.3	Default Interest

	(a)	If the Borrower

(i)	fails to pay any amount payable by it under a Finance Document on its Due Date, interest shall accrue on the amount over which the default has been committed from the Due Date up to the date of actual payment (both before and after judgment); or

(ii)	commits any other Default, interest shall accrue on the outstanding principal amount until such default is either cured or waived;

at a rate which, subject to sub-clauses (b) and (c) below, is the Maximum Lending Rate (on the basis that the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent). Any interest accruing under this clause 8.3 shall be immediately payable by the Borrower.

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(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be the Maximum Lending Rate.

(c)	Default interest pursuant to sub-clause (a) above (if unpaid) arising on an outstanding principal amount will be compounded with the overdue amount at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

(d)	The Borrower acknowledges that the rates of further interest, default interest and liquidated damages under clause 8.3 (Default Interest) hereof are reasonable and that they represent genuine pre-estimates of the loss expected to be incurred by the Lenders in the event of non payment of any monies by the Borrower.

(e)	The Borrower acknowledges that the Facility provided under this Agreement is for a commercial transaction and waives any defence available under usury or other laws relating to the charging of interest by the Lenders.

8.3A	Changes to the Interest Rate:

(a)	Subject to clause 8.1A, the Interest Margin may be appropriately reset, prior to December 31, 2010, in case there is a change in the Benchmark in pursuance to the change in the methodology for computation of the Benchmark according to the ‘Guidelines on Base Rate’, issued by RBI on April 09, 2010.

(b)	Notwithstanding anything in this Agreement, the Lenders would have the sole discretion to change the Interest Rate as on the Interest Reset Date, by altering their respective Benchmark. The Interest Margin will remain the same until all Unpaid Sums have been repaid.

8.4	Notification of rates of interest

The Agent shall promptly notify in writing all the Lenders and the Borrower of the determination / change of Interest Rate for a Loan by any Lender under this Agreement.

9	INTEREST PERIODS

9.1	Duration of Interest Periods

(a)	No Interest Period for a Loan shall extend beyond the Final Repayment Date.

(b)

(i)	Subject to sub-clause (a) above and sub-clause (iii) below, all Interest Periods shall have a duration of (1) one Month.

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(ii)	Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if that Loan has already been made) on the last day of the preceding Interest Period for such Loan.

(iii)	The first Interest Period for the first Loan shall end on the day falling 1 (one) Month after the Utilisation Date. The first Interest Period for each other Loan shall end on the same day as the then current Interest Period for the first Loan ends.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the Interest Reset Date for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Processing fee

The Borrower shall pay to the Arranger (for its own account) a processing fee in the amount and at the times agreed in the relevant Fee Letter

12	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this clause 12 (Tax gross-up and Indemnities) a reference to "determines" or "determined" means a determination made in the discretion of the person (acting reasonably) making the determination.

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12.2	Tax gross-up

(a)	All payments to be made by the Borrower to any Finance Party under or in connection with a Finance Document shall be made free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law in which case the sum payable by the Borrower shall be increased to the extent necessary to ensure that the Finance Party concerned receives a sum, net of any Tax Deduction, equal to the sum which it would have received had no Tax Deduction been required.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 7 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) evidencing to the reasonable satisfaction of that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

12.3	Tax indemnity

	(a)	Without prejudice to clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under or in connection with the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party, whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall (within 1 Business Days of demand by the Agent) indemnify the Finance Party which determines it has suffered a loss or liability as a result against such payment or liability together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

	(b)	The Lender(s) shall notify the Borrower of the event by reason of which it is entitled to in accordance with clause 12.3 (a).

The Borrower shall:

(a)	pay when due all Taxes required by law to be deducted or withheld by it from any amounts paid or payable under the Finance Documents;

(b)	within 7 days of the payment being made, deliver to the Lender evidence satisfactory to the Lender (including all relevant Tax receipts) that the payment has been duly remitted to the appropriate authority; and

(c)	forthwith on demand indemnify the Lender against any loss or liability, which the Lender incurs as a consequence of the non-payment in full or in part, of those taxes.

(d)	A Finance Party making, or intending to make a claim under sub-clause (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, whereupon the Agent shall notify the Borrower.

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(e)	A Finance Party shall, on receiving a payment from the Borrower under this clause, notify the Agent.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part of that Tax Payment; and

(b)	that Finance Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

Any stamp duty, registration and other similar Taxes applicable in any relevant jurisdiction in connection with any Finance Document shall be for the account of the Borrower. Without prejudice to the aforesaid provision, the Borrower shall pay and, within 2 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Indirect Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made or any services rendered by any Finance Party to any Party in connection with a Finance Document, that Party shall pay (unless that Party is the Agent, or the Arranger, in which case the Borrower shall pay) to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by the Finance Party in respect of the costs or expenses.

12.7	Continuing Obligations

The obligations of the Borrower contained in this clause 12 (Tax gross-up and Indemnities) shall survive novation / transfer / assignment / participation by any Lender(s) to a new Lender(s) and also the payment in full of the Loan.

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13	INCREASED COSTS

13.1	Increased costs

(a)	Subject to clause 13.3 (Exceptions) the Borrower shall, within 2 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the Effective Date and/or (iii) change in the risk weightage to the loans/ exposure, as may be prescribed by the RBI. The terms "law" and "regulation" in this sub-clause (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity reserve assets or Tax.

(b)	In this Agreement ‘‘Increased Costs’' means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by that Finance Party or one of its Affiliates);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provided a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower; and

(ii)	compensated for by clause 12.3 (Tax indemnity)

(b)	In this clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 12.1 (Definitions).

14	OTHER INDEMNITIES

14.1	Other indemnities

The Borrower shall, within 2 Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

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(a)	the occurrence of any Event of Default;

(b)	the Information Memorandum or any other information produced or approved by any Obligor being (or being alleged to be) incorrect, misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by the Borrower to pay any amount due under a Finance Document on its Due Date and in the relevant currency, including any cost, loss or liability arising as a result of clause 28 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or gross negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.2	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent on demand against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event in case of a payment Default; or

(b)	acting or relying on any notice, request or instruction which it believes to be genuine, correct and appropriately authorised.

15	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Sub-clause (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

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16	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and/or the Arranger the amount of all costs and expenses (including legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution, delivery, modification and syndication of:

(a)	this Facility Agreement and any other documents referred to in this Facility Agreement; and

(b)	any other documents (including any Finance Documents) prepared and/or executed either prior to, at or after the Effective Date.

16.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within 1 Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within 2 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the preservation of the Borrower’s assets or such other assets that comprise the security for the Facility, and/or enforcement of, or the preservation of any rights under, any Finance Document. All the collection/remittance charges applicable in relation to the Utilisation Requests will be borne by the Borrower.

16.4	Borrower’s costs

The Borrower shall itself bear any costs and expenses incurred by it which are similar to those costs and expenses contemplated in clauses 16.1 (Transaction expenses) to 16.3 (Enforcement Costs) above.

16.5	The Borrower shall, bear all interest tax as may be levied from time to time under the Interest Tax Act 1974 and all other imposts, duties and taxes (of any description whatsoever) as may be levied from time to time by the Government or other agency pertaining to or in connection with the Facility.

16.6	The Borrower shall pay all costs, charges (including legal fees, cost of investigation of title of the Borrower assets and protection of the Lender’s interests) and expenses in any way incurred by the Agent/ Lenders and such stamp duty, other duties, taxes, charges and penalties if and when the Borrower is required to pay according to the laws for the time being in force.

16.7	In the event of the Borrower failing to pay the monies referred to in sub clauses 16.1 to 16.6 above, the Agent on behalf of the Lenders will be at the liberty (but shall not be obliged) to pay the same. The Borrower shall reimburse all sums paid by the Agent or the Lenders in accordance with the provisions contained herein. Further, in case of any default by the Borrower in making such reimbursements as per the demand of the Agent or the Arranger as the case may be, the Borrower shall also pay on such defaulted amounts, liquidated damages at the rate of 2.1 per cent per annum from the expiry of such time of demand made on the Borrower till the date of actual reimbursement of such reimbursements.

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17	SECURITY

17.1	Charges, credit comforts, etc.

(a)	The Facility together with all interest, liquidated damages, up front fee, premia on prepayment, costs, charges, expenses and other monies whatsoever, and the payment and other obligations of the Borrower under the Finance Documents, shall be secured by:

(i)	Charge over the entire movable assets (except any Intellectual Property), including all rights, title and interest of the Borrower both present and future (“Borrower Movable Asset Charge"); The ranking of the charge would be a subservient charge, subservient to all the existing charges on the same. After obtaining the no objection certificate from the Existing Creditors, the e-form 8 would have to be modified to reflect first pari passu charge with the Existing Creditors

(ii)	Subject to clause 21.24 (Maintenance of DSR), charge over DSRA ("DSRA Charge”);

(iii)	Charge over the Escrow Account (“Escrow Charge”);

(iv)	pledge of 30% of the Shareholding in the Borrower by the Pledgors at all times till all payments under the Facility have been made. (“Borrower Pledge”);

(v)	mortgage over the entire immovable assets, including all rights, title and interest of the Borrower both present and future ("Borrower Immovable Asset Charge”);

(vi)	assignment by way of security of the rights of the Borrower under the DTH License (“DTH Assignment”).

(b)	The mortgage/charge/pledges/ assignment of rights by way of security/ security interest in pursuance to this Agreement shall be created in favour of the Security Trustee, in a form and manner satisfactory to the Security Trustee and as per the directions of the Agent;

(c)	The Security listed above 17.1 (a) (i) to (iv) shall be created and form 8 will be filed (to the extent of a subservient charge for Borrower Movable Asset Charge) prior to First Utilisation Date.

(d)	The mortgage listed in clause 17.1 (a) (v) shall be created and perfected within sixty (60) days from the First Utilisation Date.

(e)	The assignment by way of security, as mentioned in 17.1 (a) (vi) shall be effective within a maximum of one hundred and eighty days (180) from the First Utilisation Date.

(f)	The Borrower would provide an undertaking for creation of Security and also provide power of attorney to the Security Trustee to that effect. Provided further that no objection certificate from Existing Creditors, for the purpose of security mentioned in clause 17 (a) (i), (v) and (vi) will be obtained within 60 days from the date of First Utilisation Date.

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(g)	The Borrower Movable Asset Charge would be created prior to the First Utilisation Date as a subservient charge. Once the no objection certificate from the Existing Creditors have been received in accordance with clause 17.1 (f) above, the form 8 (to be filed under Section 125 of the Companies Act, 1956) would be modified to ensure that the security created for the Facility in pursuance to the Borrower Movable Asset Charge would rank pari passu with the charge created over all the movable property of the Borrower in favour of the Existing Creditors and if permitted by law, the lenders for the Additional Debt, when taken.

(h)	The Securities mentioned in clause 17.1 (a) (v) and (vi) will rank pari passu with the Security created in favour of the Existing Creditors and if permitted by law, the lenders for the Additional Debt when taken.

(i)	The Securities mentioned in clause 17.1 (a) (ii) to (iv) will rank pari passu with the Security created in favour of the lenders for the Additional Debt when taken.

(j)	The Security set out in sub-clause (a) above shall be created by the execution by the relevant Obligor of the relevant documentation in favour of the Security Trustee.

(k)	The Borrower shall make out a good and marketable title to its properties to be mortgaged/hypothecated/pledged to the Security Trustee to the satisfaction of the Security Trustee and comply with all such formalities as may be necessary or required for the said purpose.

17.2	Part III of Schedule 2

In relation to any of the charges referred to in clause 17.1 (Charges, credit comforts, etc.), the Borrower shall ensure that the Security Trustee receives in form and substance satisfactory to the Security Trustee (acting on the instructions of the Majority Lenders) each of the documents and other evidence referred to in Part III (Security Related Documents to be provided by the Borrower) of Schedule 2.

17.3	Further assurance

Notwithstanding, and in addition to, clause 17.2 (Part III of Schedule 2)above, the Borrower shall do all such other acts, deeds, matters and things and execute such other documents in a form and substance satisfactory to the Security Trustee (acting on the instructions of the Majority Lenders) which in the Majority Lenders' opinion shall be necessary or advisable to create / perfect any such charge and security.

17.4	No operative clause

This clause 17 (Security) shall not itself be effective to create any Security, such Security only being created on execution of the relevant Security Documents and subsequent perfection of such Security.

17A	CONTRACTUAL COMFORTS

17A.1	GUARANTEE

The Borrower shall procure and deliver to the Agent before any disbursement by the Lenders out of the Facility, irrevocable and unconditional joint and several:

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(i)	personal guarantee from the Individual Promoters (“Individual Promoter Guarantee”); and
(ii)	corporate guarantees from the Corporate Promoters (“Corporate Promoter Guarantee”)

in favour of the Agent on behalf of the Lenders for the due repayment of the Facility and the payment of all interest and other monies payable by the Borrower, in a form prescribed by the Agent. The Borrower shall not pay any guarantee commission to the said guarantors.

The joint and several obligations of the Corporate Promoters under the Corporate Promoter Guarantee would be limited to the net realizable value, as on the date of enforcement of the shares of the Borrower,

(i)	pledged by the Corporate Promoters under the Borrower Pledge; and
(ii)	those provided by the Corporate Promoters under the Promoter NDU and placed in an escrow account.

17A.2	NDU

The Borrower shall procure and deliver to the NDU Agent (acting for and behalf of the Agent) before any disbursement by the Lenders out of the Facility, irrevocable and unconditional joint and several non disposal undertaking-cum power of attorney with regard to twenty one (21)% of the shares held by the Corporate Promoters of the Borrower, in accordance with the terms detailed in the Promoter NDU in a form prescribed by the Agent. The Promoter NDU would provide support to the obligations of the Corporate Promoters under the Corporate Promoter Guarantee and therefore act as additional comfort for the Lenders.

17A. 3	SHORTFALL AND ADDITIONAL GUARANTEE

(a)	The Borrower shall procure and deliver to the Agent before any disbursement by the Lenders out of the Facility, in a form acceptable to the Agent, an irrevocable and unconditional shortfall undertaking by the DSRA Shortfall Undertaking Provider to support the obligations of the Borrower with regards to maintaining the DSRA Amount (“DSRA Shortfall Undertaking”).

(b)	The Borrower agrees to ensure and procure that DSRA Shortfall Undertaking Provider will provide, in a form acceptable to the Agent, an additional guarantee, guaranteeing the obligations of the Borrower under the Finance Documents, in favour of the Agent, acting for the Lenders under the terms, acceptable to the Agent, provided in the DSRA Shortfall Undertaking (“Additional Guarantee”).

17A.4	The Borrower shall ensure that the said Obligors observe all the covenants, terms , conditions, restrictions and prohibitions as provided in their respective agreements and agrees that any violation of the same by the Obligors shall constitute an Event of Default under this Facility Agreement and the Agent (on the instruction of the Majority Lenders) shall be at liberty to recall the facility and enforce the rights under this Facility Agreement.

18	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this clause 18, (Representation)for and on behalf of itself and the Obligors to each Finance Party on the Effective Date. The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, the date of each Utilisation, the first day of each Interest Period and the date on which any payment is made or to be made by the Borrower hereunder.

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18.1	Status

(a)	Each of the Obligors, except for the Individual Promoters, is a corporation, duly incorporated and validly existing under the law of its country of incorporation.

(b)	(i)	The Individual Promoters are resident citizens of India and have the competence and power to perform their obligations;

(ii)	The Individual Promoters shall remain citizens of India during the subsistence of their obligations;

(iii)	The individual Promoters are financially solvent and have adequate net worth to enable them to perform their respective obligations under this Guarantee;

(iv)	The Individual Promoters are not incapacitated in any manner and are under no sufferance or infirmity, or any other form of restraint which would affect the performance of their obligations;

(c)	Each of the Obligors has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

Each Finance Document to which it or any of the other Obligors is a party will, when executed, constitute legal, valid and binding obligations on the Borrower enforceable in accordance with its respective terms and would be so treated in the courts and/or tribunals of India.

18.3	Non-conflict with other obligations

The entry into and performance by it, or any of the other Obligors, of and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets; or

(d)	any of its borrowing limit or powers or any other powers exercisable by its directors in connection herewith.

Further, the entry into and performance by it, or any of the other Obligors, of and the transactions contemplated by, the Finance Documents do not and will not result in the imposition of any liens.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

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18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation and India,

have been obtained or effected and are in full force and effect.

18.6	No filing or stamp taxes

Under the law ot its and each of the other Obligors jurisdiction of incorporation and/or the laws of any other relevant jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction (other than the registrations which have already happened on or prior to the First Utilisation Date or of any Security Document which will happen after the execution of those Security Documents), or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than the stamp/ registration duties paid on or prior to the First Utilisation Date or which will be payable in connection with the Security Documents upon their execution).

18.7	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No default is subsisting or might result from the execution of, or the availing of the Facility under, this Agreement by the Borrower.

(c)	No other event or circumstance is subsisting which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing), might constitute default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

18.8	No misleading information

Any factual information provided by the Borrower or any of the other Obligor for the purposes of the Facility or the Information Memorandum was true, complete and accurate and not misleading as at the date it was provided or as at the date (if any) at which it is stated and no information has been given or withheld that could result in the Information Memorandum being incorrect, untrue or misleading in any respect.

18.9	Financial statements

(a)	Its original financial statements were prepared in accordance with GAAP in India consistently applied.

(b)	Its original financial statements fairly represent its financial condition and operations during the relevant financial year. Such statements are true, correct, complete and accurate.

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(c)	There has been no material adverse change in its business, conditions (financial or otherwise), operations, performance or prospects of the Borrower and Corporate Promoters since March 31, 2010, for DSRA Shortfall Undertaking Provider, September 30, 2009 and for Individual Promoters, December 31, 2009.

(d)	The original financial statements have been duly audited by the statutory auditors of the Borrower.

18.10	Ranking of Claims

(a)	The Borrower shall ensure that its obligations under any Finance Document do and will rank at least pari passu with the claims of all its senior obligations, present and future.

(b)	Each Security Document creates (or once entered into will create) in favour of the Security Trustee for the benefit of the Finance Parties, the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

18.11	No proceedings pending or threatened

(a)	No litigation, investigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of the other Obligors.

(b)	No corporate action has been taken by the Borrower or any of the other Obligors, nor have any other steps been taken or legal proceedings been started or threatened against the Borrower or any of the other Obligors for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any Obligor or of any or all of the assets or revenues of such Obligor.

18.12	Immunity

(a)	The execution or entering into by any Obligor of the Finance Documents constitute, and its exercise of its rights and performance of its obligations under the Finance Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(b)	The Obligors are not, will not be entitled to, and will not claim immunity for itself or any of its assets from suit, execution, attachment or other legal process in any proceedings in relation to the Finance Documents.

18.13	Intellectual Property

(a)	The Borrower owns, has licence to use or otherwise has the right to use, all Intellectual Property or Intellectual Property Rights, which are required or desirable for the conduct of the Borrower’s business and operations and the Borrower does not, in carrying on its business and operations, infringe any Intellectual Property Rights of any person.

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(b)	None of the Intellectual Property or Intellectual Property Rights owned or enjoyed by the Borrower, or which the Borrower is licensed to use, which are material in the context of the Borrower’s business and operations are being infringed nor, so far as the Borrower is aware, is there any infringement or threatened infringement of those Intellectual Property or Intellectual Property Rights licensed or provided to the Borrower by any person.

(c)	All Intellectual Property or Intellectual Property Rights owned by the Borrower or which the Borrower is licensed to use are valid and subsisting. All actions (including registration, payment of all registration and renewal fees) required to maintain the same in full force and effect have been taken.

18.14	Ownership and Control

The Promoters hold directly and/or beneficially at least the Relevant Percentage of the voting share capital of the Borrower and maintain Control over the Borrower.

18.15	Encumbrances

Save for the Existing Encumbrances and any Security:

(a)	permitted to be created by the Finance Documents; and

(b)	created for the benefit of the Finance Parties on execution of the Security Documents,

no other Security exists over any of the present and future assets of the Borrower including the monies deposited in the Escrow Account.

Further, the Security created by the Finance Documents are valid.

18.16	Ownership of assets

The Borrower has good, valid and marketable title to all or substantially all its assets, free from any restriction or onerous covenants, and free from any Security save for the Existing Encumbrances and any Security:

(a)	permitted to be created by the Finance Documents; and

(b)	created for the benefit of the Finance Parties on execution of the Security Documents.

18.17	Insurances

All insurances which are required to be maintained or effected by the Borrower or any other person pursuant hereto or any of the Finance Documents are in full force and effect and no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the insurances.

18.18	Compliance with laws

The Borrower is in compliance in all respects with all laws to which it may be subject, where failure so to comply would impair its ability to perform its obligations under the Finance Documents to which it is a party or would result in a Material Adverse Effect.

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The Obligors have not committed a violation of any law, Finance Documents or any other material agreements.

18.19	Undisclosed liabilities

As at the date as of which its and the other Obligors most recent audited financial statements were prepared (which, at the Effective Date, are the Original Financial Statements), the Borrower had no material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against.

18.20	Arm’s length dealings

The Borrower does not have any arrangement, agreement or commitment with any person or has paid or is obliged to pay any fees, commissions or other sums on any account whatsoever to any persons other than on an arm's length basis and on normal commercial terms.

18.21	Director

No director, managing agent, manager, employee of the Borrower or of a Subsidiary/Holding Company of the Borrower, or a guarantor on behalf of/for/to the Borrower is a director of any of the Lenders, and no director of any of the Lenders holds substantial interest in the Borrower or a Subsidiary/Holding Company of the Borrower.

Except to the extent disclosed none of the directors of the Borrower, is a director of a banking company (as defined under the Banking Regulation Act, 1949) or specified near relation (as specified by RBI) of a director of a banking company or a near relative of any senior officer of any of the Lenders.

No relative (as specified by RBI) of a Chairman / Managing Director or director of banking company (including the Lenders) or a relative of senior officer (as specified by RBI) of any of the Lenders, hold substantial interest or is interested as a director or as guarantor of Borrower.

18.22	Jurisdiction/governing law

The Borrower’s:

i)	irrevocable submission to the jurisdiction of courts as specified in clause 37 (Governing Law) hereof, and

ii)	agreement that this Agreement is governed by Indian law, are legal, valid and binding on the Borrower under Indian law.

18.23	Environment

i)	The Borrower has obtained all authorisations under applicable environmental laws and is and has been in compliance with all such authorisations and laws and there are no circumstances that may at any time prevent or interfere with such compliance.

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ii)	No further environmental authorisations other than those already obtained are required for the carrying on of the business and operations of the Borrower as currently conducted.

iii)	There is no claim pending or threatened, against the Borrower for any breach of environmental law which, if adversely determined, might have a Material Adverse Effect.

18.24	No other business

The Borrower has not engaged in any business or activities, either alone or in partnership or joint venture other than those disclosed to the Agent.

18.25	Tax compliance

The Borrower has complied in all material respects with all taxation laws in all jurisdictions in which it is subject to taxation and has filed all tax returns and paid all taxes (other than those which are disputed and therefore have been disclosed to the Agent as per the last audited financial statements and detailed in Schedule XIII) and statutory dues due and payable by it and, to the extent any taxes are not due, has adequate arrangements for the payment of those taxes and statutory dues. The Lenders shall not be responsible for the compliance of direct and indirect tax obligations by the Borrower.

18.26	Consents

Other than the approval from TRAI for assignment of DTH License and no objection certificate from Existing Creditors, all authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other matters, official or otherwise, including but not limited to any governmental and third party approvals and consents required or advisable in connection with the entry into performance, validity and enforceability of this Facility Agreement and the other Finance Documents and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect.

18.27	Cancellation by Borrower

The Borrower shall not cancel the Facility or any part thereof without the approval of the respective Lender.

18.28	The Borrower agrees and confirms to all the Lenders that, any legal proceedings initiated by an enforcing Lender under this Facility Agreement in relation to its respective Loan shall not prejudicially impact or relinquish right of any other Lender with respect to their respective Loans under this Facility Agreement.

18.29	The Borrower agrees and confirms that none of the Obligors or any of its directors has been declared to be a wilful defaulter by RBI. In the event of a person having being identified as a willful defaulter, the Borrower shall take expeditious and effective steps for removal of such person from directorship.

18.30	The Borrower confirms that none of the Obligors is a non-banking financial company or a core investment company as determined by RBI in pursuant to the extant regulations.

18.31	No resolution has been passed by the Obligors, no meeting has been convened by the Obligors and no order has been passed, for the winding-up of the Obligors. Further, there are no orders passed against the Obligors under any applicable insolvency, reorganisation, or similar laws in any jurisdiction concerning the Obligor.

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19	INFORMATION UNDERTAKINGS

The undertakings in this clause remain in force from the Effective Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 150 days after the end of each of its financial years its audited consolidated and stand-alone financial statements for that financial year; and

19.2	Compliance Certificates

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 20 (Financial Covenants), clause 20A (Additional Financial Covenants) and 20B (Special Financial Covenants) as at the date as at which or, as applicable, during the period in respect of which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by either the Managing Director or any two directors or the chief financial officer of the Borrower and, if required to be delivered with the financial statements delivered pursuant to clause 19.1 (Financial statements), shall be reported on by the Borrower's auditors in the form agreed by the Borrower and all the Lenders.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to clause 19.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to clause 19.1 (Financial statements) is prepared using GAAP.

(c)	The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the original financial statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(1)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s original financial statements were prepared; and

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(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

(iii)	Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the original financial statements were prepared.

(d)	The Borrower will ensure that the accounts and financial statements of all the Obligors would be IFRS compliant within the time stipulated by the respective authorities/ Government Agency. All references to GAAP in this Agreement would then have to be construed to be reference to IFRS.

19.4	Information: Miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Agent) may reasonably request;

(d)	all information that has been requested by the Arranger or the Agent for preparation of the Information Memorandum and syndication of the Facility; and

(e)	written details of any working capital credit facility or charge referred to in clause 17.1(c) (Charges) which is to come into existence after the Effective Date, such written details to be provided to the Agent at least one Month prior to the date on which the relevant charge is expected to come into existence.

(f)	The Borrower shall provide quarterly report of TRAI Report within 30 days from the end of each financial quarter.

(g)	The Borrower shall promptly inform the Arranger about the change or a potential change in the credit rating of the transaction.

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19.5	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	“Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Effective Date;

(ii)	any change in the status of an Obligor after the Effective Date; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

(iv)	obliges the Agent or any Lender (or, in the case of sub-clause (iii) above, any prospective new Lender) to comply with ‘‘know your customer’' or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall (and shall ensure that each Obligor will) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-clause (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sub-clause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary ‘‘know your customer’' or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary ‘‘know your customer’' or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	FINANCIAL COVENANTS

a)	The covenants in this clause 20 (Financial Covenants) shall remain in force from the Effective Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

b)	The Borrower on a standalone basis complies with the following financial covenants during the currency of the proposed Facility:-

Total Debt/Promoter Contribution - 2.0

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c)	The financial covenants will be calculated within 150 days from the end of every financial year. The financial covenants as mentioned in this clause 20 will be first tested for the financial year ending on March 31, 2011.

d)	“Total Debt”, for the purpose of this Agreement, would include ‘Long Term Debt’, ‘Short Term Debt' & 'Working Capital Bank Finance’.

“Long Term Debt” to include debt greater than one year (term loans - whether secured or unsecured, debentures, outstanding convertibles, preference shares, deferred payment guarantees, shortfall undertakings or payment undertakings of any nature whatsoever, other term liabilities), including all amounts under guarantee obligations excluding instalments due within one year and put options or other payment obligations under derivatives excluding instalments due within one year less Working Capital Bank Finance.

“Short Term Debt” to include all types of debt repayable up to one year including term loans - whether secured or unsecured, demand loans, debentures, outstanding convertibles, preference shares, shortfall undertakings or payment undertakings of any nature whatsoever, instalments on Long Term Debt due within one year, other obligations or liabilities maturing within one year, etc.) and amounts due under the guarantees having a maturity of less than one year and put options or other payment obligations under derivatives due within one year less Working Capital Bank Finance.

‘‘Working Capital Bank Finance’' to include secured and unsecured fund based working capital availed and outstanding from banks

h)	“Promoter Contribution’', for the purpose of this Agreement, means the equity share capital, subordinate loan or unsecured loan provided to the Borrower by the promoters, which would not be eligible for interest/coupon/principal payments during the tenor of the Facility.

(i)	“Asset Coverage Ratio”, for the purpose of this Agreement, means the ratio between the value of the assets provided as Security for the Facility and the outstanding Facility Amount and outstanding amount of the Existing Debt.

(j)	Financial Covenants will be tested on the basis of the Compliance Certificate provided by the Borrower in accordance with clause 19.2 from the statutory auditor, which should be agreed upon and acceptable to the Lenders.

20A	ADDITIONAL FINANCIAL COVENANTS

(a)	In addition to the covenants provided in clauses 20 (Financial Covenants) and 20B (Special Financial Covenants), the covenants in this clause 20A shall be tested only in case the covenants in clause 20B are not fulfilled.

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(b)	Subject to clause 20A (a) above, the Borrower on a standalone basis undertakes to comply with the following additional financial covenants on the dates providing therein:

Total Debt/ Net Cash Accrual for the financial year ending March 31, 2014 - 5.5

Total Debt/ Net Cash Accrual for the financial year ending March 31, 2015 - 4.5

Total Debt/ EBITDA for the financial year ending March 31, 2014 - 3.5

Total Debt/ EBITDA for the financial year ending March 31, 2015 - 3.0

(C)	The additional financial covenants will be calculated within 150 days from the end of the relevant financial year.

(d)	“Net Cash Accruals’', for the purpose of this Agreement, would include profit after tax plus non cash charges, depreciation, deferred tax provision minus dividend paid.

(e)	“EBITDA’', for the purpose of this Agreement, means earnings before interest, tax, depreciation and amortization.

Additional Financial Covenants will be tested on the basis of the Compliance Certificate provided by the Borrower in accordance with clause 19.2 from the statutory auditor, which should be agreed upon and acceptable to the Lenders.

20B	SPECIAL FINANCIAL COVENANTS

In addition to the covenants provided in clause 20 (Financial Covenants) and 20A (Additional Financial Covenants), the Borrower shall also need to comply with the following special financial covenants for the financial year ending March 2013:

(i)	Total Debt should not be more than rupees sixteen billion (16,000,000,000); and

(ii)	EBITDA should not be less than rupees four billion (4,000,000,000).

Special Financial Covenants will be tested on the basis of the Compliance Certificate provided by the Borrower in accordance with clause 19.2 from the statutory auditor, which should be agreed upon and acceptable to the Lenders.

21	GENERAL UNDERTAKINGS

The undertakings in this clause shall remain in force from the Effective Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

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any Authorisation required under any law or regulation of its jurisdiction of incorporation and any other relevant jurisdiction to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation and any other relevant jurisdiction of any Finance Document to which it is a party.

21.2	Payment of taxes

The Borrower shall file all relevant tax returns and pay all its taxes (other than those which are disputed and therefore have been disclosed to the Agent as per the last audited financial statements and detailed in Schedule XIII) and statutory dues promptly when due and payable and, to the extent any taxes are not due, has made adequate arrangements for the payment of those taxes and statutory dues. The Lenders shall not be responsible for the compliance of direct and indirect tax obligations by the Borrower.

21.2A	Compliance with laws

The Borrower will comply with all the laws, regulations, directions and guidelines applicable to it along with all the licenses and approvals received by it. Further, the Borrower will comply with all obligations under the Finance Documents. The Borrower will also ensure that all its licenses and approvals remain existent and valid.

21.3	Negative pledge

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets (save any Permitted Encumbrances, the Existing Encumbrances or any Security constituted by the Security Documents) without prior written approval of the Agent (acting on the instructions of the Majority Lenders).

(b)	The Borrower (whether voluntarily or involuntarily) shall not:

(i)	sell, transfer or otherwise dispose or agree to do so of any of its assets on terms whereby they are or may be leased to or reacquired by the Borrower;

(ii)	sell, transfer or otherwise dispose of or agree to do any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.4	Disposals

(a)	The Borrower shall not, without prior written approval of the Agent (acting on the instructions of the Majority Lenders), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, grant lease, transfer or otherwise dispose or deal with (or agreeing to do any of the foregoing at any future time) any of its assets.

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(b)	Sub-clause (a) above does not apply to any sale, lease, transfer or other disposal of assets (other than those secured pursuant to clause 17 (Security):

(i)	made in the ordinary course of business of the disposing entity;

(ii)	in exchange for other assets comparable or superior as to type, value and quality; or
(iii)	Permitted Disposals

21.5	Maintenance of Promoters' Control over the Borrower

The Borrower shall ensure that the Promoter and their associates shall at all times hold directly and/or beneficially at least the Relevant Percentage of the voting share capital of the Borrower and maintain Control over the Borrower.

21.5A	Share Sale

Subject to the restrictions provided in pursuance to the Promoter NDU and the Borrower Pledge, the Borrower shall inform the Agent of any share sale of the Borrower not later than 15 days prior to such sale.

21.6	Merger

The Borrower shall not, without the prior written consent (which shall not be unreasonably withheld) of the Agent (acting on the instructions of the Majority Lenders), enter into any amalgamation, demerger, merger, acquisition or corporate reconstruction.

21.7	Change of business

The Borrower shall procure that no substantial change is made to the general nature of its business from that carried on at the Effective Date.

21.8	Restricted Payments

The Borrower shall not and shall ensure that its Subsidiaries shall not without the prior written consent of the Lenders make any payments:

(a)	unless it has paid all the dues in respect of the Facility up to the date on which the dividend is proposed to be declared or paid, or has made satisfactory provisions therefore, or

(b)	which is a Restricted Payment if an Event of Default has occurred or there is a potential event of Default and is subsisting or would occur as a result of such payment.

21.9	Conduct of Affairs

The Borrower shall:

(a)	at all times carry on and conduct its affairs in a lawful manner.

(b)	maintain its existence and right to carry on its business and operations and ensure that it has the right and is duly qualified to conduct its business and operations as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business and operations in such jurisdictions.

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(c)	develop, maintain and implement its projects in accordance with prudent industry standards and accepted industry practices and conduct its business and operations with due diligence and efficiency and in accordance with sound technical, financial and managerial standards and business practices.

(d)	ensure that the legal validity of the Finance Documents are not affected as a result of any action or non-action of the Borrower.

21.10	Further Assurance

The Borrower shall from time to time on request by the Agent (or by any other Finance Party through the Agent) do or procure the doing of all such acts and will execute or procure the execution of all such documents as any Finance Party may reasonably consider necessary for giving full effect to each of the Finance Documents or securing to the Finance Parties the full benefits of all rights, powers and remedies conferred upon the Finance Parties in any of the Finance Documents to which it is a party. For avoidance of doubt, this would include the assurance of procuring the Additional Guarantee in case the same has been stipulated in the Finance Documents.

21.11	Share Capital

Any reduction or any increase (other than by equity contribution by the existing promoters) in the share capital of the Borrower shall only be made with the prior written consent (such consent should not be unreasonably withheld) of the Agent (acting on the instructions of the Majority Lenders).

21.12	Pari Passu Ranking

The Borrower shall procure that its obligations and the claims of the Finance Parties against it under each Finance Document do and will rank at least pari passu with all its other present or future, actual or contingent, senior obligations, except for those which are mandatorily preferred by applicable law or in the exercise of powers under any law applicable to it.

21.13	Books, Records and Accounting Matters

The Borrower shall keep proper books of record and account and maintain proper accounting, management information and control systems in accordance with GAAP for the time being in force in the relevant jurisdiction applicable to it from time to time. A certificate to this effect shall be obtained from the statutory auditor by the Borrower at the request of the Lender. Such records shall be open to examination by the Agent and/or the Lenders and their authorised representatives in case of any payment Default.

21.14	Use of Proceeds

The Borrower shall ensure that all the proceeds of each Loan advanced under this Agreement are used strictly in accordance with the purpose set out in clause 3.1 (Purpose). The Borrower shall provide a certificate (the ‘‘End-use Certificate’') from its statutory auditor within a period of 45 days from the date of each Utilisation. The End-use Certificate shall certify that the funds drawn down have been used for the purpose set out in clause 3.1 (Purpose).

If, for any reason the Borrower finds itself unable to comply with this condition, it shall immediately inform the Agent in writing of the same and the reasons there for and shall, unless otherwise agreed to by the Agent (on the instructions of any Lender with respect to its respective Loan), repay forthwith the outstanding balance of the Facility together with interest and all other monies payable in respect thereof.

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21.15	Compliance with central bank regulations

The Borrower shall ensure that each Loan will be borrowed in accordance with the approvals, guidelines, regulations and circulars of every Governmental Agency applicable on it.

21.16	Nominee Director

(a)	The Agent shall (on the instructions of the Majority Lenders) have the right, after the occurrence of a event of Default, to appoint, remove and replace from time to time, a director on the board of directors of the Borrower (such director is referred to as the "Nominee Director").

(b)	The Nominee Director shall be a non-executive director of the Borrower.

(c)	The Nominee Director shall:

(i)	not be required to hold qualification shares nor be liable to retire by rotation.

(ii)	be entitled to all the rights and privileges of other directors including the sitting fees and expenses as payable to other directors but if any other fees, commission, monies or remuneration in any form is payable to the Directors, the fees, commission, monies and remuneration in relation to such Nominee Director shall be paid by the Borrower directly to the Agent;

(iii)	be appointed a member of committees of the board of directors of the Borrower, if so desired by the Agent; and

(iv)	be entitled to receive all notices, agenda, etc and to attend all general meetings and board meetings and meetings of any committees of the board of which he is a member.

(d)	Any expenditure incurred by the Finance Parties or the Nominee Director in connection with his appointment of directorship shall be borne and payable by the Borrower.

(e)	If, at any time, the Nominee Director is not able to attend a meeting of the board of directors or any of its committees of which he is a member, the Nominee Director may depute an observer to attend the meeting. The expenses incurred by any Finance Party in this connection shall be borne and payable by the Borrower.

(f)	The Nominee Director may furnish to the Finance Parties a report of the proceedings of all such meetings.

(g)	The appointment/removal of the Nominee Director shall be by a notice in writing by Agent addressed to the Borrower and shall (unless otherwise indicated by the Agent) take effect forthwith upon such a notice being delivered to the Borrower.

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21.17	Other Undertakings

(a)	The Borrower shall satisfy the Agent that it has appointed technical, financial and executive personnel of proper qualifications and experience for the key posts and that its organisational setup is adequate enough to ensure smooth implementation and operations.

(b)	The Borrower shall obtain the consent (and delivery evidence of the same to the Agent) of its Existing Creditors for any Security provided or to be provided pursuant to the Security Documents.

(c)	The Agent shall have the right from time to time to inspect any premises of the Borrower after giving prior intimation to the Borrower, either by itself or via an agent. The costs of any such inspection shall be borne by the Borrower.

(d)	The Borrower shall ensure that no one on its board of directors is someone who has been identified as a wilful defaulter by RBI. The Borrower shall not induct a person in the capacity of director / promoter who is a director / partner / member / trustee of a company / firm / Association of persons / trust as the case may be, identified as willful defaulter. In the event of such a person is found to be a director / partner / member / trustee of a company / firm / Association of persons / trust as the case may be, identified as willful defaulter, the Borrower shall take expeditious and effective steps for removal of such person.

(e)	The Borrower shall not make any investment or make any acquisition in excess of rupees one billion (1,000,000,000) for any financial year.

(f)	Upon the occurrence of an event of Default, the Borrower shall not amend or modify its Memorandum and Articles of Association or other constitutional documents without prior written approval of the Agent.

(g)	The Borrower shall not without prior written approval of Lenders (which will not be unreasonably withheld) change its financial year-end;

(h)	The Borrower shall notify the Agent upon becoming aware, having used best endeavours, of the occurrence of any event or the existence of any circumstances which constitutes or results in any representation, warranty, covenant or condition under this Agreement being or becoming untrue or incorrect in any respect.

(i)	The Borrower shall notify the Agent of the circumstances and conditions which are likely to disable or disables the Borrower from implementing any of its projects, or which are likely to delay completion of such projects, or which may compel or compels the Borrower to abandon any of its projects, or which may result in substantial overrun in the original estimate of costs, or the happening of any labour strikes, lockouts, shut-downs, fires or other similar happenings likely to have a Material Adverse Effect, with an explanation of the reasons therefor.

(j)	The Borrower shall notify the Agent of any material loss or damage which the Borrower may suffer due to any event, circumstances or act of God.

(k)	The Borrower shall notify the Agent of any action or steps taken or legal proceedings started by or against it in any court of law for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of the Borrower or of any or all of its assets

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(l)	The Borrower shall notify the Agent of any litigation, arbitration, administrative or other proceedings initiated or threatened against the Borrower or any of its assets.

(m)	The Borrower shall notify the Agent of any new project, or diversification, modernisation or substantial expansion of any of its existing projects or of any project that it may undertake during the currency of the Facility. Such an expansion, diversification or modernisation will not take place in case of an Event of Default.

(n)	The Borrower shall notify the Agent of any change in the composition of its board of directors or its management set up or appoint/re-appoint/ remove the managing director or other person holding substantial power of management by whatever name called. Such a change will not take place in case of an Event of Default;

(o)	upon the occurrence of any payment related Event of Default the Borrower shall not:

(i)	make any investments by way of deposit, loans or advances in share capital or otherwise in any concern or provide any credit or give any guarantee, indemnity or similar assurance;
(ii)	buy-back, cancel, retire, reduce, redeem, repurchase, purchase or otherwise acquire any of its share capital now or hereinafter outstanding or set aside any of its funds for foregoing purposes or;
(ii)	issue any further share capital whether on preferential basis or otherwise or change its capital structure in any manner whatsoever.

(p)	The Borrower shall:

(i)	keep the drawals from the Facility in special accounts in the name of the Borrower with the Account Bank (“Special Bank Account”) the payments from which account shall be subject to verification by any person authorised in this behalf by the Agent.

(ii)	keep such records as may be required by the Agent to facilitate verification of the entries in the aforesaid account. The Borrower shall also authorise the Account Bank to furnish to the Agent as and when required by it, certified true copy of the aforesaid account with details for verification by the Agent at the expense of the Borrower;
(iii)	not transfer the Facility or any portion thereof from the said account for being kept in call or any deposit in any bank without obtaining the approval of the Agent.
(q)	The Borrower hereby agrees, confirms and undertakes that:

(1)	The Lenders shall, as it may deem appropriate and necessary, be entitled to disclose all or any:

(i)	information and data relating to the Borrower;

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(ii)	information or data relating to the Facility or any other credit facility availed / to be availed by the Borrower from any of the Lenders;
(iii)	obligations assumed / to be assumed by the Borrower in relation to the Facility;
(iv)	default, if any, committed by the Borrower in discharge of the aforesaid obligations,

to any agency/credit bureau (the “Agency”) authorised in this behalf by RBI;

(2)	The Agency so authorised may use, process the aforesaid information and data disclosed by any of the Lenders in the manner as deemed fit by them;

(3)	TheAgency so authorised may furnish for consideration, the processed information and data or products thereof prepared by them, to banks / financial institutions and other credit grantors or registered users, as may be specified by RBI in this behalf;

(4)	The information and data furnished by the Borrower to the Agent/Lenders from time to time shall be true and correct.

21.18	No other borrowings

The Borrower shall not directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Financial Indebtedness, except Permitted Borrowings.

21.19	Insurances

(a)	The Borrower shall ensure that all its assets are adequately insured at all times with financially sound and reputable insurers against such of its other assets as are of an insurable nature against fire, theft, lightning, explosion, earthquake, riot, strike, civil commotion, storm, tempest, flood, marine risks, erection risks, war risks and such other risks and in such amounts as may be specified by the Agent. The Borrower shall obtain and maintain comprehensive insurance cover for its assets during the tenor of the Facility, to the satisfaction of the Agent (acting on the instruction of the Majority Lenders). The policy should be either in the joint names of the Borrower, the Security Trustee and any representative(s) of any existing lender having charge over such asset and/or the lien of the Security Trustee should be noted on the policies as first loss payee. The Borrower shall duly pay all premia and other sums payable for the aforesaid purpose.

(b)	The Borrower shall notify to the Lenders any event or circumstance occurs, which would entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the insurances.

(c)	The Borrower shall use all insurance proceeds it receives (whether from the Security Trustee or directly from an insurer) for loss of or damage to any relevant asset solely to replace or repair that asset.

(d)	The Borrower agrees that, in the event of failure on the part of the Borrower to insure the assets or to pay the insurance premia or other sums referred to above, the Agent may at its sole discretion get the assets insured or pay the insurance premia and other sums referred to above, as the case may be.

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(e)	The Borrower shall deliver to the Agent promptly and in no event, later than 10 days after the same are issued, originals of all policies of insurance and renewals thereof and endorsements thereto.

21.20	Arms length dealings

The Borrower shall not enter into any arrangement, agreement or commitment with any person or pay any fees, commissions or other sums on any account whatsoever to any persons other than:

(a)	on an arm's length basis and on normal commercial terms;

(b)	as required by the Finance Documents; or
(c) those to which the Agent (acting on the instructions of the Majority Lenders) has given its prior written consent.

21.21	Clear Market

The Borrower shall not and shall ensure that no Obligor (other than the DSRA Shortfall Undertaking Provider) shall enter the domestic or international debt markets for any kind of loan, note or bond issuance, in which it is the borrower or an obligor (including rupee or foreign currency bilateral agreement) without the prior written permission of the Arranger from the Effective Date until successful completion of syndication of the Facility as confirmed by the Arranger or until the Syndication Date, whichever is earlier.

21.22	Rating by Credit Rating Agencies and subsequent cancellation:

(i) The Borrower unconditionally agrees, undertakes and acknowledges that the Lenders, with respect to their Loans, have an unconditional right to cancel their respective outstanding un-drawn commitments under this Agreement at any time during the currency of the Facility and that the Agent (upon receiving instructions from the Lenders, with respect to their Loans) shall endeavour to provide prior intimation of the same to the Borrower.

(ii) The Borrower unconditionally agrees, undertakes and acknowledges that the Lenders shall have the right to unconditionally cancel their respective outstanding un-drawn commitments in the event of deterioration in the Borrower’s creditworthiness.

For the purpose of the above clause, deterioration in the Borrower’s creditworthiness shall include without limitation:

(a)	downgrade by a Credit Rating Agency;

(b)	inclusion of the Borrower and/or any of the Directors in Reserve Bank of India’s willful defaulters list;

(c)	closure of a significant portion of the Borrower’s operating capacity;

(d)	decline in the profit after tax of the Borrower by more than fifteen percent;

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(e)	any adverse comment from the Auditor; and

(f)	Failure of the Borrower/Obligor/Security Provider to comply with the terms and conditions of Facility Agreement and/or Security Documents.

For the purposes of the above clause “Credit Rating Agency” shall mean and refer to the domestic credit rating agencies such as Credit Analysis and Research Limited, CRISIL Limited, FITCH India and ICRA Limited and international credit rating agencies such as Fitch, Moody’s and Standard & Poor’s and such other credit rating agencies identified and/or recognized by the Reserve Bank of India from time to time.

(iii) The Borrower unconditionally agrees, undertakes to get itself rated by Credit Rating Agency/ies within a period of 3 (three) months and/or at such intervals as may be decided by the Agent (on the instructions of the Majority Lenders) failing which each of the Lenders with respect to their Loans shall have the right to review the applicable interest rate and/or costs, charges and expenses, which shall be payable by the Borrower/Obligor and on such date/s or within such period as may be specified by the Lenders. The costs incurred for the credit rating exercise and the periodic reviews would be borne by the Borrower. The Borrower undertakes to inform the MLA about any change/potential change in the credit rating promptly.

21.23	Intra Group Loans

The Borrower shall not provide loans and advances to its group companies apart from what is required in the ordinary course of business.

21.24	Debt Service Reserve

21.24.1	Maintenance of the DSR

(a)	The Borrower shall maintain the DSR for the entire tenure of Facility for the following amount:

(i)	interest payable under the Facility over the subsequent three month period (“Interest Amount’')

(ii)	principal and any other amount due and payable under the Facility over the subsequent three months. (“Principal Amount”)

The Interest Amount and the Principal Amount would be collectively referred to as the “DSR Amount”

The Interest Amount will be funded only in cash in the DSRA.

(b)	The Principal Amount can be provided in the following ways:

(i)	as cash in an account maintained with the Account Bank (“DSRA”);

(ii)	through a bank guarantee or a stand-by letter of credit from a bank acceptable to the Agent, wherein the beneficiary is the Agent or through the Additional Guarantee;

(c)	In case the Borrower procures a bank guarantee or a stand-by letter of credit from a bank acceptable to the Agent, wherein the beneficiary is the Agent or the Additional Guarantee, it will no longer have the obligation to maintain the Principal Amount till such bank guarantee, stand-by letter of credit and Additional Guarantee remains valid and enforceable.

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(d)	Subject to clause (c) above, the Borrower shall maintain, at all times prior to, on and following the First Utilisation Date, the DSR equal to the aggregate of the DSRA Amounts for the Facility.

However, the Principal Amount may be funded one day prior to the date on which the Principal Amount becomes due.

21.24.2	Operation of the DSRA

The terms and conditions relating to the establishment and maintenance of the DSRA and the Borrower’s ability to deal with the DSRA shall be as set out in this clause.

(a)	Interest

(i)	Each amount from time to time standing to the credit of the escrow account(s) containing the DSRA shall bear interest at such rate (if any) as may from time to time be determined by the Account Bank consistent with the relevant Account Mandate relating to the DSRA and shall be credited to such escrow account(s) containing the DSRA in accordance with the relevant Account Mandate.

(ii)	Interest shall accrue in accordance with the Account Mandate. Any interest which has accrued shall not be withdrawn by the Borrower.

(b)	Withdrawals

(i)	The Account Bank shall not effect any withdrawal or transfer from the DSRA to the Borrower (and shall not be liable to the Borrower for failing to effect the same) unless such withdrawal or transfer is certified by the Facility Agent on the direction of a Lender with respect to its Loan(s).

(ii)	None of the restrictions contained in this clause on the withdrawal of sums standing to the credit of the DSRA shall affect the obligations of the Borrower to make any payment or any repayment required to be made under the Financing Documents on the date such payment and/ or repayment is so required to be made.

(iii)	A withdrawal or transfer from the DSRA may only be made in accordance with clause 21.24.2 (c) (Instructions) if on the day of withdrawal or transfer and following all payments to be made on that day, the balance of the DSRA in the relevant escrow account(s) is equal to or in excess of the then DSRA Amount corresponding to such Loan(s).

(iv)	Except as otherwise provided in any Finance Document or in this Agreement, no sum may be transferred or withdrawn from the DSRA by the Borrower except as expressly permitted by this clause.
(c)	Instructions

Subject to clause 21.24.2 (b) (Withdrawals) and to the Security Documents, the Borrower hereby irrevocably authorises and instructs the Account Bank to debit:

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(i)	on each Interest Payment Date, the DSRA, in an amount equal to Interest payable on such Interest Payment Date by way of transfer to an account as may be specified by the Agent for the relevant Lender.

(ii)	The Account Bank shall promptly notify the Agent if, at any time following the first Utilisation Request, the DSRA Amount is not being met with

(d)	Access to DSRA

(i)	The Borrower irrevocably consents to the Facility Agent and the Security Trustee or any of their respective appointed representatives to be provided access to review the books and records of the Account Bank relating to either Account and consents to the Facility Agent and the Security Trustee or any of their respective appointed representatives passing on any information so obtained to any Finance Party in accordance with the provisions of the Financing Documents and, for these purposes only, irrevocably waives any right of confidentiality that may exist in respect of such books and records. The Account Bank shall give to the Borrower, the Facility Agent and the Security Trustee unrestricted access on reasonable prior notice to review such books and records of either Account held by the Account Bank.

(ii)	Nothing in this clause will require the Account Bank to disclose to any person any books, records or other information which the Account Bank would not be required to disclose to the Borrower.

(e)	Administration

(i)	Without prejudice to the Account Bank's obligations under this clause, the Account Bank will not be obliged to make available to or for the account of the Borrower any sum which it is expecting to receive for the account of the Borrower until it has been able to establish that that sum has been credited to the relevant escrow account(s), containing the DSRA, held with the Account Bank.

(ii)	Apart from the Facility Agent, all other signatories in respect of the DSRA must be persons duly and properly authorised by the directors of the Borrower, except as otherwise agreed by the Account Bank or as specifically authorised by the Borrower under the Account Mandate.

(iii)	The Account Bank will provide statements for the respective DSRA Amounts held with it to the Facility Agent and the Security Trustee and to the Borrower within (5) five Business Days after the last day of each Interest Period.

(f)	No Assignment

The Borrower's right, title and interest to or in the DSRA, shall not be capable of being assigned, transferred or otherwise disposed of or encumbered (whether in whole or in part) other than pursuant to the Security Documents.

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(g)	Notice of Security

The Borrower and the Security Trustee hereby give notice to the Account Bank (and the Account Bank hereby acknowledges and accepts this Agreement as notice) of the security created over the DSRA pursuant to the relevant Security Documents and the Account Bank agrees:

(i)	not to claim or exercise any security in, set-off, counterclaim or other rights in respect of the Accounts save as expressly contemplated in this clause; and

(ii)	that it will pay all moneys standing to the credit of the DSRA as directed by (a) the Facility Agent or (b) the Security Trustee upon being notified by the Security Trustee that the Account Charge has become enforceable.

The operation of the DSR would be on similar lines as the DSRA, as provided above, in case the same is maintained by issuance of a bank guarantee, stand-by letter of credit or an Additional Guarantee

21.25	Escrow Account

The Borrower will maintain another account with the Account Bank for deposit of all monies received from the subscribers ("Escrow Account”). The Borrower will provide a no-objection certificate from its Existing Lenders, if required by the Existing Lenders, in order to open and operate the Escrow Account. All amounts available in the Escrow Account shall be applied in the following order of priority:

(a)	Statutory expenses, if any;

(b)	Operating expenses / capital expenditure incurred by the Borrower ;

(c)	Any payments to be made under the Facility and Additional Debt;

(d)	Any payments to be made under the Existing Debt;

(e)	Balance to be released to the Borrower only after repayment of all amounts due under the Facility.

In a Default, no amount shall be released to the Borrower under point (d) and (e) above.

21.26	Right of First Refusal

The Borrower agrees that the Arranger would have the right of first refusal with regard to the following:

(i)	any hedging transaction to be enter into by the Borrower with regard to this Facility; and

(ii)	any debt to be obtained by the Borrower either by way of a domestic or a foreign loan or a bond issuance.

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22	EVENTS OF DEFAULT

Subject to the definition of Default, each of the events or circumstances set out in clause 22 is an Event of Default. Reference to the Borrower in this clause 22 shall include references to any Obligor, so that if any of the Events of Default were to occur in respect of any such Obligor, the Finance Parties would be entitled to exercise their rights pursuant to clause 23 (Consequences of Events of Default). The Borrower shall promptly notify all the Lenders in writing upon becoming aware of any default and any event which constitutes (or, with the giving of notice, lapse of time, determination of materiality or satisfaction of other condition, would be likely to constitute) an Event of Default and the steps, if any, being taken to remedy it.

22.1	Non-payment

The Obligor does not pay on the Due Date (whether at stated maturity, by acceleration or otherwise) any amount (principal, interest or any other monies) payable pursuant to a Finance Document at the place payable.

22.2	Other obligations

The Obligor does not comply with any provision or covenant of the Finance Documents (other than those referred to in clause 22.1 (Non-payment), in 20A (Additional Financial Covenants) and in 20B (Special Financial Covenants)).

22.3	Misrepresentation

Any representation or statement made or deemed to be made by the Obligor in the Finance Documents or any other document delivered by or on behalf of the Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made or repeated.

22.4	Cross default

(a)	Any Financial Indebtedness of the Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Obligor is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(d)	Any creditor of the Obligor becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	Any person in breach of, or does not comply with, any term or condition (whether financial, performance, or otherwise) of any Finance Document including any security document or undertaking.

For avoidance of doubt it is hereby clarified that this clause will only be applicable for any Financial Indebtedness in excess of Rs 500.0 million in aggregate for each Obligor. However, no such limit would be applicable for any Financial Indebtedness, which arises as a result of this Facility.

22.5	Insolvency

(a)	The Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

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(b)	The value of the assets of the Obligor is less than its respective liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Obligor.

22.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Obligor;

(b)	a composition, assignment or arrangement with any creditor of the Obligor;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Obligor or any of its assets;

(d)	enforcement of any Security over any assets of the Obligor;

(e)	or any analogous procedure or step is taken with respect to the Obligor.

22.7	Creditors' process

(a)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Obligor is not discharged within 2 days or statutorily prescribed time period, whichever is shorter.

(b)	The Obligor fails to comply with or pay any sum due from it under any final judgment or any final order made or given by a court of competent jurisdiction. For the purpose of this sub-clause (b), a judgment subject to appeal and which on appeal, to be made within 2 days or statutorily prescribed time period, whichever is shorter, has been stayed, shall not be considered a final judgment.

22.8	Moratorium

Any relevant Governmental Authority declares a general moratorium or "standstill" (or makes or passes any order or regulation having a similar effect) in respect of the payment or repayment of any Financial Indebtedness (whether in the nature of principal, interest or otherwise) (or any indebtedness which includes Financial Indebtedness) owed by companies or other entities similar to the Borrower (and whether such declaration, order or regulation is of general application, applies to a class of persons which includes the Borrower or to the Borrower alone).

22.9	Unlawfulness

It is or becomes unlawful for the Obligor to perform any of its obligations under the Finance Documents.

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22.10	Repudiation

The Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.11	Cessation of Business

If the Borrower ceases or threatens to cease to carry on any of its current businesses or give notice of its intention to do so or if all or any part of the assets of the Borrower required or essential for its respective business or operations are damaged or destroyed or in the opinion of any Finance Party, there occurs any change from the Effective Date in the general nature or scope of the current business, operations, management or ownership of the Borrower, which, in the opinion of any Finance Party, could have a Material Adverse Effect.

22.12	Material adverse change

One or more events, conditions or circumstances (including any change in law) shall occur or exist which in the opinion of any Finance Party, could have a Material Adverse Effect.

22.13	Inadequate/ non-creation of Security And Insurance

(a)	If any of the assets forming a part of security under clause 17 (Security) or any of the Borrower’s assets have not been kept insured or any of the assets have not been duly charged and perfected in accordance with clause 17 (Security).

(b)	Any insurance contracted or taken by the Borrower is not, or ceases to be, in full force and effect at any time when it is required to be in effect or any insurance is avoided, or any insurer or re-insurer avoids or suspends or becomes entitled to avoid or suspend, any insurance or any claim under it or otherwise reduce its liability under any insurance or any insurer of any insurance is not bound, or ceases to be bound, to meet its obligations in full or in part under any insurance.

22.14	Security In Jeopardy

If, in the opinion of any Finance Party, any assets held by the Finance Parties as security for the Facility is in jeopardy, under threat or ceases to have effect or if any Finance Document executed or furnished becomes illegal, invalid, unenforceable or otherwise fails or ceases to be in effect or fails or ceases to provide the benefit of the liens, rights, powers, privileges or security interests purported or sought to be created thereby or if any such Finance Document shall be assigned or otherwise transferred, amended or terminated, repudiated or revoked without the approval of the Agent.

22.15	Expropriation Events

Any Government Agency (including any political or administrative sub-division thereof) takes or threatens any action:

(a)	for the dissolution of the Borrower,

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(b)	to deprive the Borrower from conducting any of its businesses or carrying out its operations in the manner it is being conducted or carried out; or

(c)	to deprive the Borrower of the use of any of its assets;

(d)	to revoke or terminate or to refuse to provide or renew any authorisation or to impose onerous conditions on the grant or renewal of any authorisation; or

(e)	with a view to regulate, administer, or limit, or assert any form of administrative control over the rates applied, prices charged or rates of return achievable, by the Borrower in connection with its business, which, in each case, in the opinion of any Finance Party, could have a Material Adverse Effect.

22.16	Change in Control over the Borrower

The Promoter and their associates cease to hold at least the Relevant Percentage of the voting share capital of the Borrower or cease to maintain Control over the Borrower.

22.17	Illegality

(a)	It is or becomes unlawful for the Borrower or any Finance Party or Obligor to perform any of their respective obligations under this Agreement or any Finance Document

(b)	This Agreement or any Finance Document or any provision thereof are required by any law to be amended, waived or repudiated; or

(c)	Anyobligation under this Agreement or any Finance Document is not or ceases to be a valid and binding obligation of any person party to it or becomes void, illegal, unenforceable or is repudiated by such person (other than the Lenders).

22.18	Any form of restructuring of the Obligor (including merger, amalgamation or demerger).

22.19	Any change in law or regulation which has a material affect on the revenues or on the forecast of revenues of the Obligor.

22.20	In case the DTH License is for any reason not renewed, terminated, suspended or ceases to be valid.

22.21	In case any of the Obligors is party to any litigation or any proposed litigation, which if adversely determined may have a Material Adverse Effect.

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23	CONSEQUENCES OF EVENTS OF DEFAULT

23.1	On and at any time after the occurrence of an Event of Default, every Lender, ("Declaring Lender") shall notify in writing all the other Lenders if it wishes to declare an Event of Default (including any payment defaults under clause 22.1 (Non Payment)) for its Loan and giving a notice period of 7 Business Days (hereinafter referred to as the (“First Walt Period”) commencing from the date of such default requesting the consent of the Majority Lenders for declaration of an Event of Default. In the event the Majority Lenders do not provide their consent to the Declaring Lender within the First Wait Period, the Declaring Lender shall have the right to declare the Event of Default for its Loan under the Facility and by way of a written notice to the Borrower and all other Lenders:

(a)	cancellation: cancel the Commitment whereupon they shall immediately be cancelled;

(b)	on-demand: declare that all or part of the Loan or Loans that may have been provided by such Declaring Lender, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and Davable, whereupon they shall become immediately due and payable;

(c)	acceleration: declare that all or part of the Loan or Loans that may have been provided by such Declaring Lender be payable on demand, whereupon they shall immediately become payable on demand by the Declaring Lender.;

(d)	enforce security/ contractual comfort: without prejudice to the terms of the relevant Security Documents/ Contractual Comfort Documents. In the event the Declaring Lender wants to enforce the security/ contractual comforts provided under the Security Documents/ Contractual Comfort Documents, then the Declaring Lender shall be required to undertake the following:

(i)	Second Wait Period: The Declaring Lender shall provide a written notice to all the other Lenders with a notice period of 7 Business Days (hereinafter referred to as the "Second Wait Period”) for seeking consent of the Majority Lenders for such enforcement of the security/ contractual comforts.

(ii)	At the end of the Second Wait Period, only on approval from the Majority Lenders for the proposed enforcement action, each Lender (hereinafter referred to as the “Enforcing Lender”) shall have the right to declare an Event of Default under its respective Loan and commence (or direct the Security Trustee/ Agent to commence / join in) enforcement actions in accordance with the Security Documents/ Contractual Comfort Documents subject to the conditions as laid down under clause 23.1(e) hereinbelow.

(e)	Tag Along rights for Enforcement Action

(i)	An Enforcing Lender is obliged to give the other Lenders (I) at least 7 Business Days (from expiry of the Second Wait Period) prior notice in the event that it seeks to enforce its rights pursuant to clause 23.1(d) above, and/or under this Agreement, and/or the other Finance Documents and/or under applicable law but without initiation of any judicial proceedings (“Legal Proceedings”) against the Obligor, and (II) at least 10 Business Days prior notice in the event that it proposes to undertake any Legal Proceedings against the Obligor, with respect to enforcement of any of the rights conferred upon the Lenders under clause 23.1 of this Agreement. Thereafter, the Enforcing Lender shall be required to share (pro rata) with the other Lender(s) any amount which it has received or recovered as a result of (I) or (II) above, if:

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(a)	The other Lender(s) provide(s) their consent (i) to the Enforcing Lender to join in their actions taken under clause 23.1(e)(i) (l) above prior to the expiry of 7 Business Days of receipt of the notification as received from the Enforcing Lender, or (ii) to join the suit filed by the Enforcing Lender as a plaintiff or a party against the borrower pursuant to 23.1 .e (i) (II) above, within 10 Business Days of receipt of a notification from the Enforcing Lender informing that Lender of such action; and

Provided that in the event of any joint action by the Lenders against the Borrower, all decisions in such joint enforcement shall be taken by a simple majority of 51% of the outstanding amounts of the Loans of such Lenders jointly pursuing such enforcement action against the Borrower.

(b)	All the costs and expenses incurred by the Lenders with respect to clause 23.1 (e) (i) (I), or clause 23.1(e) (i) (II) above, as the case may be are borne in the proportion pro rata to their respective Commitments under the Facility.

(ii)	In the event that clause 23.1 (e)(i)(l) and clause 23.1 (e)(ii)(ll) above, are not satisfied, by the other Lender(s), the Enforcing Lender will not be obliged to share any amount which it has received or recovered as a result of clause 23.1(e)(i)(l) or clause 23.1 (f)(i)(ll) above, with such Lenders, and the Enforcing Lender shall be solely liable for the costs set forth in clause 23.1 (e)(i)(b) above.

23.2	Conversion to equity

(a)	Upon the occurrence of an Event of Default under clause 22.1 (Non- payment) which is continuing and has continued for at least 1 consecutive Business Days, the Borrower shall take steps upon being notified by the Agent if so directed by a Lender (and without prejudice to any other right of that Lender) to convert the whole or such part of the amounts outstanding to the Lender as specified by that Lender (whether then due and payable or not) into fully paid-up equity shares of the Borrower at par value, from the date and in the manner specified in writing by the Agent to the Borrower and in accordance with applicable law. The conversion right reserved as aforesaid may be exercised by any Lender on one or more occasions during the currency of the Facility.

(b)	On receipt of notice of conversion as aforesaid, the Borrower shall allot and issue the requisite number of fully paid-up equity shares to the respective Lender(s) as from the date of conversion as specified in such notice and the Lender shall accept the same in satisfaction of the part of the relevant outstanding sums.

(c)	The portion of the Facility so converted shall cease to carry interest as from the date of conversion and the Facility shall stand correspondingly reduced.

(d)	Upon such conversion, the instalments of the Facility payable to such Lender(s) after the date of conversion as per this Agreement shall stand reduced proportionately by the amounts of the Facility so converted.

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(e)	The equity shares so allotted and issued to the Lender(s) shall carry, from the date of conversion, the right to receive proportionately the dividends and other distributions declared or to be declared in respect of the equity capital of the Borrower. Save as aforesaid, the said shares shall rank pari passu with the existing equity shares of the Borrower in all respects.

(f)	The Borrower shall, at all times, maintain sufficient un-issued equity shares for the above purpose.

(g)	In the event of any Lender exercising the conversion right as aforesaid, the Borrower shall at its cost get the equity shares; issued to such Lender as a result of the conversion, listed with such Stock Exchanges as may be prescribed by such Lender and in the manner as prescribed by RBI.

(h)	Notwithstanding anything contained hereinabove, the conversion of the loan in to equity shares of the Company, in the event of default, shall be in accordance with and subject to such regulatory and other approval as may applicable.

(i)	The Borrower undertakes to take all necessary corporate actions, apply for and secure all necessary approvals as may be required to give effect to the Conversion by the Lenders.

23.3	Review Of Management

The Agent shall have a right to review the management set up or organisation of the Borrower and to require the Borrower to restructure it as may be considered necessary by the Agent (as per the discretion of the Lender), including the formation of management committees with such powers and functions as may be considered suitable by the Agent. The Borrower shall comply with all such requirements of the Agent.

23.4	Appointment of Technical/Management Consultant

The Agent shall have the right to appoint, whenever it considers necessary, any person engaged in technical, management or any other consultancy business to inspect and examine the working of the Borrower and its assets including its premises, factories and facilities and to report to the Agent. The Agent shall also have the right to appoint, whenever it considers necessary, any chartered accountants/cost accountants as auditors for carrying out any specific assignments or to examine the financial or cost accounting system and procedures adopted by the Borrower for its working or as concurrent or internal auditors, or for conducting a special audit of the Borrower. The costs, charges and expenses including professional fees and travelling and other expenses of such consultants or auditors shall be borne and payable by the Borrower.

23.4	A Lease, Leave and License and Sale Security

The Security Trustee, acting on instruction from the Agent would have the right to sell, lease and leave and license the assets of the Borrower, which have been charged in pursuance to clause 17 (Security) of this Agreement, in favour of Lenders. In such a case the Lenders would pay a consideration for such a transfer to the Security trustee. The consideration would then be distributed among the other Lenders.

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24	CHANGES TO THE LENDERS

24.1	Transfer of Rights and Obligations of the Lenders

Subject to this clause, a Lender (the “Existing Lender’‘) may:

(a)	assign any of its rights and interests in respect of one or more Loans; or

(b)	transfer by novation any of its rights and obligations in respect of one or more Loans,

to another bank or financial institution or to a trust, fund or any other entity (the ‘‘New Lender’'), without consent of, the Borrower or any other Obligor except as may be required under novation of a Loan by a Lender. Without prejudice to the aforesaid provision, each Lender may (at its sole discretion), without notice to the Borrower, share the credit risk of the whole or a part of its respective Loan with any other bank by way of participation. Notwithstanding such participation, all rights, title, interests, special status and other benefits and privileges enjoyed or conferred upon or held by such Lender under this Agreement and all other Finance Documents shall remain valid, effective and enforceable by such Lender on the same terms and conditions and the Borrower shall continue to discharge in full all its obligations under this Agreement and all other Finance Documents to such Lender. The Borrower shall not have and shall not claim any privity of contract with such participating bank on account of any reason whatsoever.

At any time prior to the Syndication Date, the Arranger or the Agent (acting on the instructions of a Lender) may give notice to the Borrower stating that amendment(s) are required to be made to the terms of any Finance Document(s) in order to enable the Lender(s) to assign any of their rights and/or transfer any of their rights and obligations to a New Lender (as defined in clause 24.1 (Assignments and transfers by the Lenders) in accordance with clause 24 (Changes to the Lenders).

Nothing in this Facility Agreement shall oblige a Lender not to assign any of its rights and interests in respect of one or more Loans to a New Lender, inspite of any legal proceedings including institution of any winding up proceedings filed against the Borrower by any other Existing Lender with respect to enforcement/recovery in respect of one or more of its Loans. Further, unless expressly agreed to the contrary in writing, an Existing Lender agrees and confirms to the other Lenders who may exercise their rights to assign any one or more of their respective Loans in accordance with clause 24 (Changes to the Lenders) of this Facility Agreement, that such Existing Lender shall not have any recourse against other Existing Lenders exercising the assignment rights under this Facility Agreement, on account of any reason whatsoever.

24.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is not required for any assignment.

(aa)	The Agent will ensure that the Borrower is provided with a notice of any assignment within 15 days from the date of the assignment.

(b)	An assignment/novation will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

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(ii)	performance by the Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer/novation will only be effective if the procedure set out in clause 24.5(Procedure for transfer) is complied with.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee mutually agreed between the existing and new lender or such other lesser amount as agreed by the Agent.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations in respect of any Loan assigned or transferred under this clause 24 (Changes to the Lenders); or

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(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

(d)	Further, the New Lender agrees and confirms that the New Lender shall not have any recourse against any Lender on account of any reason whatsoever.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in clause 24.2 (Conditions of assignment or transfer) a transfer/novation is effected in accordance with sub-clause (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate, the Existing Lender seeks to transfer by way of an assignment it rights and benefits in respect of any Facility under the Finance Documents, the Borrower and the Existing Lender shall have their respective rights against one another under the Finance Documents cancelled to the extent of such Facility transferred (being the "Discharged Rights ").

(ii)	to the extent that in the Transfer Certificate the Existing Lender seeks to novate its rights and obligations in respect of any undisbursed Facility under the Finance Documents, the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents to the extent of such Facility novated and their respective rights against one another under the Finance Documents shall be cancelled to the extent of such Facility novated (being the "Discharged Rights and Obligations");

(iii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iv)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by It as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

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(v)	the New Lender shall become a Party as a "Lender'.

(vi)	All the Lenders (except an Existing Lender who is seeking to transfer / novate a Loan(s) in accordance with this clause 24) hereby irrevocably authorise the Agent as their agent and duly constituted attorney to sign and execute each of the Transfer Certificate on their behalf as a confirming party, for transfer / novation in the manner provided in clause 24.5 (b) hereinabove.

(vii)	Subject to the provisions of this clause 24 (Changes to the Lender) hereof, this Agreement shall be binding upon and inure to the benefit of each Party hereto and its successors and assigns.

24.6	Disclosure of information

(a)	Any Finance Party and any of its officers may disclose to:

(i)	any of its Affiliates;

(ii)	its head office or any of its branches;

(iii)	any other Finance Party;

(iv)	any banking regulator anywhere in the world or any agency or credit bureau, whether authorised by such banking regulator or otherwise, to receive such information on its behalf; and/or

(v)	any other person:

(1)	(where that Finance Party is a Lender) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(2)	(where that Finance Party is a Lender) with (or through) whom that Lender enters into (or may potentially enter into) any sub- participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(3)	(where that Finance Party is the Agent) who is succeeding (or may potentially succeed) that Finance Party in such capacity;

(4)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(5)	to whom that Finance Party is under a duty to disclose; or

(6)	any customer information or any other information about the Borrower, the Facility or the Finance Documents as that Finance Party shall consider appropriate.

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(b)	Sub-clause (a) above is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with the Borrower for a higher degree of confidentiality than that prescribed by applicable law.

(c)	Upon the occurrence of an Event of Default under clause 22.1 (Non- payment), any Finance Party may disclose or publish the details of the Event of Default and the name of the Borrower as defaulter, in such manner and through such media as such Finance Party in its absolute discretion may think fit, including to RBI.

25	CHANGES TO THE BORROWER

The Borrower shall not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26	ROLE OF THE AGENT AND THE ARRANGER

26.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

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26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to its own account.

26.5	Business with the Borrower

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking (as may be applicable) or other business with the Borrower.

26.6	Rights and discretions of the Agent

(a)	The Agent may reiy on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify the signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

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26.7	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.8	Exclusion of liability

(a)	Without limiting sub-clause (b) below, the Agent will not be liable for any action taken by it or omitted to be taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may commence any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent referred to in this sub-clause (b) may enjoy the benefit of or enforce the terms of this clause 26 (Role of the Agent and Arranger).

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

26.9	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) Indemnify the Agent, within 10 Business Days of demand, against any cost, loss or liability incurred by the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.10	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving not less than 30 days notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving not less than 30 days notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

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(c)	If the Majority Lenders have not appointed a successor Agent in accordance with sub-clause (b) above within 15 days after notice of resignation was given, the Agent may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 26 (Role of the Agent and Arranger). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Agent, require it to resign in accordance with sub-clause (b) above. In this event, the Agent shall resign in accordance with sub-clause (b) above.

26.11	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division, which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.12	Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 7 Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.13	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(a)	the financial condition, status and nature of the Borrower;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document,

26.14	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.15	Transfer Certificate

Each Party (except for the relevant Existing Lender and the relevant New Lender which is seeking the relevant transfer in accordance with clause 24 (Changes to the Lenders)) irrevocably authorises the Agent to sign each Transfer Certificate on its behalf.

27	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a ‘‘Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 5 Business Days, notify details of the receipt or recovery, to the Agent;

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(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made.

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower/ other Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party).

28.3	Recovering Finance Party's rights

(a)	On a distribution by the Agent under clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under sub-clause (a) above, the Borrower/ other Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower/ other Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)	This clause shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Borrower/ other Obligor.

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(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29	PAYMENT MECHANICS

29.1	Payments to and from the Lenders

On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the respective Lender (unless a contrary indication appears in a Finance Document) for value on the Due Date at the time and in such funds specified by the respective Lender. Any payments to be made available to the Borrower by the Lenders shall be directly made available to the Borrower by the respective Lenders. Credit for all payments by the Borrower by local cheque/bank draft will be given on the immediately next Business Day after the receipt of the instrument or the relative Due Date, whichever is later. Credit for all payments by an outstation cheque/bank draft will be given only on realisation or on the relative Due Date, whichever is later.

29.2	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.3	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the Due Date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original Due Date.

29.4	Currency of account

(a)	Rupee is the currency of account and payment for any sum due from the Borrower under any Finance Document.

30	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation and such appropriation by the Finance Party shall be final and binding on the Borrower in all respects. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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31	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

31.2	Addresses

(a)	The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(b)	in the case of the Borrower, that identified with its respective names below pursuant to the signature clause;

(c)	the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; an

(d)	in the case of the Agent, that identified with its name below pursuant to the signature clause;

(e)	or any substitute address, fax number, telex number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice,

(iv)	and, if a particular department or officer is specified as part of its address details provided under clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

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(c)	All notices from or to the Borrower shall be sent through the Agent.

31.4	Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to clause 31.2 (Addresses) or changing its own address, fax number or telex number, the Agent shall notify the other Parties.

31.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party, in the absence gross negligence are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

33	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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34	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Each Lender, by way of a written agreement with the Borrower, shall have the right to unilaterally amend/waive any term of a Loan granted by it subject to such an amendment/waiver being notified in writing to all the other Lenders. Where any such amendment / waiver requires the execution of an amendment / supplement to this Agreement, all the other Parties agree to execute such documents provided that such amendments/waiver does not amount to any change in any of the terms of the Loans provided by the other Lenders.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 35.1.

(c)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger (as the case may be).

36	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37	GOVERNING LAW

This Agreement and the Finance Documents (unless otherwise specified in any Finance Document shall be governed by and construed in accordance with the laws of India.

38	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts located at Mumbai, India shall have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document) (a "Dispute").

(b)	The Parties agree that the courts of New Delhi, India are the appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This clause is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any Finance Party may take concurrent proceedings in any number of jurisdictions and the Borrower hereby consents to each such jurisdiction and agrees not to challenge any such proceeding on the ground of forum non conveniens and/or res judicata.

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38.2	EVIDENCE OF DEBT

a)	Lenders shall maintain, in accordance with their usual practice, accounts evidencing the amounts from time to time lent by and/or owing to the Lenders under this Agreement and the Finance Documents.

b)	In any legal action or proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Sub-clause (a) above shall, in the absence of gross negligence be prima-facie and conclusive evidence of the existence and amount of obligations of the Borrower as therein recorded

39.	SUSPENSION AND TERMINATION

39.1	If any Event of Default has occurred or is continuing or if the Borrower has not availed of or drawn from the Facility by the date referred to in this Agreement or such later date as may be permitted by the Agent, then, in such event, the Agent may, by notice in writing to the Borrower:

(i)	suspend further access by the Borrower to the use of the Facility under this Agreement. The right of the Borrower to avail of or make drawals from the Facility shall continue to be suspended until the Agent has notified the Borrower that the right to avail of or make drawals from the Facility has been restored; or

(ii)	terminate the right of the Borrower to avail of or make drawals from the Facility. Upon such notice, the unutilised amount of the Facility shall stand cancelled.

39.2	Notwithstanding any suspension or termination pursuant to sub-clauses 39.1 above, all the provisions of this Agreement for the benefit or protection of the respective Lenders and their interests shall continue to be in full force and effect as specifically provided in this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

Original Lenders

PART I

TRANCHE A LENDERS

Name of Orginal Lender	Address for Notices	FACILITY NUMBER	FACILITY NAME	Commitment (in Rupees) [*]

ICICI Bank Limited	ICICI Bank Towers, BKC, Bandra (E), Mumbai - 38		A 1
ICICI Bank Limited	ICiCI Bank Towers, BKC, Sandra (E), Mumbai - 38		A 2
ICICI Bank Limited	ICICI Bank Towers, BKC, Bandra (E), Mumbai - 38		A 3
ICICI Bank Limited	ICICI Bank Towers, BKC, Bandra (E), Mumbai - 38		A 4
ICICI Bank Limited	ICICI Bank Towers, BKC, Bandra (E), Mumbai - 38		A 5
ICICI Bank Limited	ICiCI Bank Towers, BKC, Bandra (E), Mumbai - 38		A 6
ICICI Bank Limited	ICiCI Bank Towers, BKC, Bandra (E), Mumbai - 38		A 7
ICICI Bank Limited	ICiCI Bank Towers, BKC, Bandra (E), Mumbai - 38		A 8
ICICI Bank Limited	ICiCI Bank Towers, BKC, Bandra (E), Mumbai - 38		A 9
ICICI Bank Limited	ICICI Bank Towers, BKC, Bandra (E), Mumbai - 38		A 10

PART II

TRANCHE B LENDERS

Name of Orginal Lender	Address for Notices	FACILITY NUMBER	FACILITY NAME	Commitment (in Rupees) [*]
ICICI Bank Limited	ICICI Bank Towers, BKC, Bandra (E), Mumbai - 38		B - 1
ICICI Bank Limited	ICICI Bank Towers, BKC, Bandra (E), Mumbai - 38		B - 2
ICICI Bank Limited	ICICI Bank Towers, BKC, Bandra (E), Mumbai - 38		B - 3
Total:

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SCHEDULE 2

PART - I

Conditions Precedent to initial Utilisation

1.	General

1.1	A certified copy of the constitutional documents of each of the Obligor.

1.2	A certified copy of a resolution of the board of directors of each of the Obligor

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(c)	authorising the execution of power of attorney in favour of the Security Trustee (for the Borrower) and in favour of the attorney holder under the Promoter NDU (for the NDU Providers); and

(d)	authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(e)	authorising, the affixation of the common seal, if necessary, on the Facility Agreement and the Finance Documents, and/or a director or directors or other authorised executives to execute the Facility Agreement and the Finance Documents;

1.2A	A certified copy of a relevant resolution under section 372A of the Companies Act, 1956 to be obtained from whichever Obligor to whom the section would be applicable.

1.3	A specimen of the signature of each person authorised by the resolutions referred to above.

1.4	A certificate of the statutory auditors of the Borrower, as may be acceptable to the Agent, of the Borrower confirming that

(i)	the borrowing or the availing of the Facility under this Agreement would not cause any borrowing limit binding on the Borrower to be exceeded.

(ii)	the assets of the Borrower to be charged as security for the Facility under clause 17 (Charge, credit comforts etc) of the Facility Agreement, are the absolute property of the Borrower and are free from any Security other than the Existing Encumbrances.

(iii)	the Borrower has no dues to the tax authorities in India other than those which are disputed and disclosed to the Agent as detailed in Schedule 13.

1.5	A certificate of the Borrower (signed by a director) confirming:

Execution Version 181210	- 81 -

(a)	that the borrowing or the availing of Facility under this Agreement would not cause any borrowing limit binding on the Borrower to be exceeded;

(b)	that all Taxes payable in any relevant jurisdiction in connection with the execution, performance and/or enforcement of the Finance Documents have been paid other than those which are disputed and disclosed to the Agent, as detailed in Schedule 13;

(c)	that all the Finance Documents have been duly executed and all formalities, filings, registrations etc. that are required to be complied with and all stamp/registration duties/charges that are required to be paid in connection with the Finance Documents have been complied with /paid;

(d)	that all representations and warranties provided in the Finance Documents are true and correct in all material respects on and as of the date of the drawdown and to the application of the proceeds therefrom;

(e)	that there has been no Material Adverse Effect in the period between the execution of the Facility Agreement and initial Utilization;

(f)	that there has been no Event of Default or event which, with the giving of the notice or passage of time or both, would be an Event of Default, having occurred or continuing, or would result from such drawdown;

(g)	that there has occurred no force majeure event in the period between the execution of the Facility Agreement and initial Utilization; and

(h)	that the Borrower and its directors have the necessary powers under the constitutional documents of the Borrower to borrow or avail the Facility and enter into the Facility Agreement.

1.6	A certificate of a director of each of the Obligor certifying that each copy document relating to it specified in this Part I to Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date falling five Business Days prior to the Effective Date.

1.7	A certified true copy of a resolution of the shareholders of the Borrower passed in general meeting under and in accordance with Section 293(1)(a) and (d) of the Companies Act, 1956, if required, authorising, inter alia, the borrowing or any other payment obligation contemplated under, and the execution of, this Agreement and the other Finance Documents.

1.8	An undertaking from the Borrower who has to provide security that the Security shall be created or all formalities required for the same shall be completed within the time period stipulated.

1.9	A power of attorney from the Borrower in favour of the Agent giving the power to the Agent to execute any security document to give effect to any provision of clause 17 (Security).

1.10	A legal opinion certifying that the Borrower and its directors have the necessary powers under the constitutional documents of the Borrower to borrow or avail the Facility and enter into the Facility Agreement;

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2.	Other documents and evidence

2.1	The certified copy of the last audited original financial statements of each of the Obligors.

2.2	All fees, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and Expenses) have been paid or the Utilisation request provides for an authority to the Agent to deduct such fees, costs and expenses from the proceeds of the Utilisations.

2.3	A copy of the Borrower’s most recent audited accounts and auditor’s report.

2.4	The Agent will provide a confirmation that all necessary KYC requirements with regard to the Obligors have been completed.

2.5	A copy of the application made to the income tax authorities for a certificate under section 281 (1) (ii) of the Income Tax Act, 1961.

2.6	Subject to clause 17 (Charge, credit comforts etc) execution of all Security Documents.

2.7	A certificate of the statutory auditor of the DSRA Shortfall Undertaking Provider confirming that the DSRA Shortfall Undertaking would not cause any limit binding on such entity to be exceeded.

2.8	Certificates of the statutory auditor of the Corporate Promoters confirming that the Corporate Promoter Guarantee for the facility would not cause any limit binding on such entity to be exceeded or that section 372A of the Companies Act, 1956 would not be applicable to the Corporate Promoters.

2.9	Such documents and/or evidence of steps taken as may be deemed necessary or desirable by the Agent or the Arranger (or any legal counsel to the foregoing).

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SCHEDULE 2

PART-II

Conditions Precedent to second and subsequent Utilisations

1.	All fees, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and Expenses) have been paid or the Utilisation request provides for an authority to the Agent to deduct such fees, costs and expenses from the proceeds of the Utilisations.

2.	The Borrower will provide the following through a certificate from a director of their company:

(i)	confirmation of end-use of previous utilizations

(ii)	confirmation of the representations and warranties.

(iii)	confirmation of no default or potential default.

3.	Such documents and/or evidence of steps taken as may be deemed necessary or desirable by, acting reasonably, the Agent (or any legal counsel to the foregoing).

4.	Certificate issued by the statutory auditor and a director confirming the addition of registered subscribers

5.	The Borrower may also be required to provide any further financial statements that may be required by the Lenders.

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SCHEDULE 2

PART-III

Security/ Contractual Comfort Related Documents to be provided by the Borrower

1	General

1.1	A copy of the constitutional documents of each of the Obligors or confirmation that there has been no change to the constitutional documents of the Borrower to those delivered under Part I of this Schedule 2 since the date of delivery, in the event the security is being created post first Utilisation Date.

1.2	A copy of a resolution of the board of directors of each of the Obligors:

a)	approving the terms of, and the transactions contemplated by, the Security/ Contractual Comfort Documents and resolving that it execute the Security/ Contractual Comfort Documents;

b)	authorising a specified person or persons to execute the Security Documents/ Contractual Comfort on its behalf; and

c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Security Documents/ Contractual Comfort.

d)	resolving to provide a power of attorney in pursuance to the Promoter NDU arrangement.

1.3	A specimen of the signature of each person authorised by the resolutions referred to above.

1.4	A certificate of an authorised signatory of each of the Obligors certifying that each copy document relating to it specified in this Part III of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Security Documents.

1.5	Duly executed Security Trustee documents.

2.	Security/ Contractual Comfort Documents

2.1	Confirmation from the Security Trustee that the Security Documents have been duly stamped, executed and delivered to the Security Trustee.

2.2	Confirmation of registration of any charge over secured assets, as may be required within the time frame specified under the relevant laws of the place where such assets are located.

2.3	Confirmation of filing of Forms 8 with the Registrar of Companies.

2.4	A copy of the consent obtained from the income tax authorities in India for the creation of Security under section 281 of the Income Tax Act, 1961 of India in accordance with clause 5A (Conditions Subsequent).

2.5	No objection certificates and pari passu letters from the Existing Creditors of the Borrower for the creation of Security in favour of the Security Trustee in accordance with clause 5A (Conditions Subsequent).

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2.6	A certified true copy of a resolution of the shareholders of the Borrower passed in general meeting under and in accordance with Section 293(1)(a) of the Companies Act, 1956, authorising, inter alia, the creation of security contemplated under, and the execution of, this Agreement and the other Finance Documents.

2.7	A certified copy of the title search report for all the immovable properties which are being charged to the Lenders prior to creation of the Borrower Immovable Asset Charge.

2.8	Approval from TRAI with regard to the assignment of the DTH License along with any additional document that may be required to be entered into by TRAI.

2.9	A copy of Annexure P and Annexure W which would be filed in accordance with the NSDL regulations.

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SCHEDULE 3

Utilisation Request

From: Bharat Business Channel Limited

To: IDBI Trusteeship Services Limited (as Agent)

Dated: ____________________

Dear Sirs

Bharat Business Channel Limited - up to rupees ten billion (10 billion) Facility Agreement dated _____________ and any amendments thereto (the "Agreement")

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement shall have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	____________________ (or, if that is not a Business Day, the next Business Day)

Amount:	____________________ or, if less, the Available Facility

3.	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.           The proceeds of this Loan should be credited to: Account number: 000705035473, held with ICICI Bank Limited, Connaught Place Branch, New Delhi.

5.	We confirm that no Default has occurred and is continuing.

6.	We hereby repeat each Repeating Representation.

7.	We hereby authorise you to deduct from the proceeds of the Utilisation any fees, costs and expenses which are due and payable by us to you and pay us the remaining sums.

[description of expenses may be inserted here]

8.	This Utilisation Request is irrevocable.

for and on behalf of

Bharat Business Channel Limited

Name:
Title:

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SCHEDULE 4

Form of Transfer Certificates

To:	IDBI Trusteeship Services Limited (as Agent)

From: _________________________ (the "Existing Lender") and _________________________ (the "New Lender")

Dated:

Bharat Business Channel Limited - up to rupees ten billion (10 billion) Facility Agreement dated _________________________ and any amendments thereto (the “Agreement")

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

We refer to clause 24.5 (Procedure for transfer) of the Agreement:

a.	[The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by assignment, all of the Existing Lender's rights, title and interest in the Facility, referred to in the Schedule hereto, in accordance with and subject to clause 24.5 (Procedure for transfer) of the Agreement.][1]

OR2

[The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with clause 24.5 (Procedure for transfer).]3

b.	The proposed Transfer Date is _____________________.

c.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 31.2 (Addresses) are set out in the Schedule hereto.

d.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in sub-clause (c) of clause 24.4 (Limitation of responsibility of Existing Lenders).

e.	The purchase consideration of Rs. ____________________ (Rupees _____________________ only) (hereinafter referred to as “Purchase Consideration”) is [paid/payable][4] by the New Lender to the Existing Lender on or before the Transfer Date (the payment and receipt there of, the Existing Lender doth hereby admit and acknowledge of and from the New Lender. This amounts to a privately negotiated arm’s length transaction.

[1]	Clause applicable in case of assignment only -ie. in case of fully disbursed facility.
[2]	Please select as applicable
[3]	Clause applicable in case of novation- in case of disbursement by new lender
[4]	Please select as applicable.

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f.	Subject to the payment of the Purchase Consideration by the New Lender, the execution of this Transfer Certificate shall result in an irrevocable [assignment, transfer and release]5 / [novation and release][6] unto the New Lender with effect from the Transfer Date of all the estate, right, title and interest in and to the security and the right, title and interest of the Existing Lender under the Agreement with respect to the Facility referred to in the Schedule hereto, free from all encumbrances or other impediments, absolutely and forever to the end and intent that the New Lender shall thereafter be deemed to be the full and absolute legal and beneficial owner thereof and legally and beneficially entitled to demand, receive and recover the same in its own name and right. Consequently, the Existing Lender shall have no obligation or liability whatsoever under the Finance Documents, or with respect to collection or procurement of receivables thereunder, with respect to the Facility referred to in the Schedule hereto.

g.	[The New Lender undertakes all the obligations of the Existing Lender under the Agreement, including but not limited to, the obligation to disburse the undrawn portion of the Facility to the Borrower.][7]

h.	The New Lender shall have the sole and absolute right of collecting all the receivables arising out of such Facility in such manner as the New Lender in its absolute discretion decides from the Transfer Date.

i.	The New Lender expressly confirm and undertakes that it shall bear all costs and expenses in relation to any stamp duty, levy, fines, penalties other duties, taxes present or future, as may be levied on this Transfer Certificate, the Agreement or the Finance Documents.

j.	The execution, delivery and performance of the provisions of this Transfer Certificate has been duly authorised by all requisite corporate actions and this Transfer Certificate has been duly executed and delivered by the Existing Lender and the New Lender in accordance thereof. This transaction is as authorised by their respective Articles of Association and Memorandum of Association.

k.	This Transfer Certificate may be executed in any number of counterparts.

I.	This Transfer Certificate is governed by Indian law. Any dispute arising under this Transfer Certificate is subject to exclusive jurisdiction of courts of New Delhi, in India.

THE SCHEDULE (to each Transfer Certificate)

Transfer Details:

Details of the Facility transferred:

Facility Name:	{Facility □}[8]
Total Amount:	{ □ }
Drawn Amount:	{ □ }
[Undrawn Amount:	{ □ }][9]

Administration Details of New Lender:

New Lender’s Receiving Account:	{ □ }
Address of Lending Office:	{ □ }
Telephone:	{ □ }
Facsimile:	{ □ }
Attn/Ref:	{ □ }

For and on behalf of	For and on behalf of
{ □ insert name of Existing Lender}	{ □ insert name of New Lender}

[5]	Applicable in case of assignment -te. if the Facility is fully disbursed.
[6]	Applicable in case of novation.
[7]	This clause to be deleted in case of assignment of the disbursed portion of the Facility and to be retained in case of novation of the undisbursed portion of the Facility.
[8]	Name of the Facility, eg. Facility A.
[9]	Only applicable in case of novation.

Execution Version 181210	- 89 -

(Sign)		(Sign).
Name:	{ □ }	Name:	{ □ }
Title:	{ □ }	Title:	{ □ }

The Novation as above is hereby agreed to and confirmed.	This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as { □ }.

For and on behalf of	For and on behalf of
Bharat Business Channel Limited	[__insert Agent's name__]

(Sign)
[Required only in case of novation]	Name:	{ □ }
	Title:	{ □ }

The Novation as above is hereby agreed to and confirmed.

For and on behalf of

{ insert names of all Lenders other than the Existing Lender}10

(Sign)		[Agent]
Name:	{ □ }
Title:	{ □ }

[10]	this portion to be applicable only in case of novation.

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SCHEDULE 5

Form of Compliance Certificate

To:	IDBI Trusteeship Services Limited (as Agent)

From:	Bharat Business Channel Limited

Dated:	[insert date]

Dear Sirs

Bharat Business Channel Limited - up to rupees ten billion (10 billion) Facility Agreement dated [■] and any amendments thereto (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	We confirm that no Default has occurred and/ or is continuing.

for and on behalf of

[insert name of the Borrower]

Signed:
Managing Director

or

Signed:
	Director	Director

[insert applicable certification language]

for and on behalf of
[name of auditors of the Borrower]

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SCHEDULE 6

Timetables

“D -” refers to the number of Business Days before the relevant Utilisation Date or the first day of the relevant Interest Period (as the case may be).

Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request)	D-3 11am

Agent notifies the Lenders of the Loan in accordance with clause 5.4(c) (Lenders’ participation)	D-1 11am

Benchmark is fixed	Quotation Day as of 11am India time

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SCHEDULE 7

Repayment Schedules

From First Utilization Date	% of Facility
End of 39 months	2.50%
End of 42 months	2.50%
End of 45 months	2.50%
End of 48 months	2.50%
End of 51 months	5.00%
End of 54 months	5.00%
End of 57 months	5.00%
End of 60 months	5.00%
End of 63 months	10.00%
End of 66 months	10.00%
End of 69 months	12.00%
End of 72 months	12.00%
End of 75 months	12.00%
End of 78 months	14.00%

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SCHEDULE 8

Project milestones

None

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SCHEDULE 9

Existing and Permitted Encumbrances

PART A

Existing Encumbrances

Name of Obligor	Security		Total Principal Amount of Indebtedness Secured

Bharat Business Channel Limited	1)	1st Charge on entire Movable and Immovable fixed assets of the Borrower	Rs. 895 Crores

	2)	1st Charge on entire current assets of the Borrower present and future

	3)	Assignment of all contracts, all government authorisation, licenses, and insurance policies of the Borrower.

	4)	Charge on Debt Service Reserve A/c (DSRA) equivalent to one quarter of debt servicing.

PART B

Permitted Encumbrances

Encumbrance created to secure the Additional Debt.

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SCHEDULE 10

Permitted Borrowings

The Borrower would be allowed to raise Additional Debt (provided financial covenants as per clause 20 is complied with after such indebtedness)

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SCHEDULE 11

Permitted Disposals

Such disposal, in any financial year, having a cumulative value not exceeding of Rs 500.0 million, subject always to prior written consent of the Lenders.

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SCHEDULE 12

FORM OF THE ACCESSION DEED

To:	IDBI Trusteeship Services Limited (as Agent)

From:	[The New Lender] (the “New Lender”)

Dated:

Bharat Business Channel Limited - up to rupees ten billion (10 billion) Facility Agreement dated [ • ] and any amendments thereto (the “Agreement”)

We refer to the Agreement. This is an accession deed (“Accession Deed”). Terms defined in the Agreement have the same meaning in this Accession Deed unless given a different meaning in this herein.

We refer to clause 2.1A (Syndication) of the Agreement:

a.	The New Lender agrees to accede to the Facility and all of the Existing Lender’s rights, title and interest in the Facility, proportionate to the Commitment referred to in the Schedule hereto, in accordance with the terms of the Agreement.

b.	The proposed date of accession is the date on which this Accession Deed is signed (“Accession Date”)

c.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 31.2 (Addresses) are set out in the Schedule hereto.

d.	The New Lender expressly acknowledges the limitations on the Lenders obligations as set out in the Agreement.

e.	Subject to the execution of this Accession Deed shall result in a commitment of the New Lender upto an amount referred to in the Schedule hereto, with effect from the Accession Date and a proportionate interest towards all the estate, right, title and interest in and to the security and the right, title and interest of the Lenders under the Agreement with respect to the Facility, free from all encumbrances or other impediments, absolutely and forever till repayment of all Unpaid Sum. The New Lender shall thereafter be deemed to be the full and absolute legal and beneficial owner thereof and legally and beneficially entitled to demand, receive and recover the same in its own name and right.

f.	The New Lender undertakes all the obligations of the Lenders under the Agreement, including but not limited to, the obligation to disburse the undrawn portion of the Facility to the Borrower to the extent of its Available Commitments.

g.	The New Lender shall have the sole and absolute right of collecting all the receivables arising out of such Facility in such manner as the New Lender in its absolute discretion decides from the Accession Date.

h.	The New Lender expressly confirm and undertakes that it shall bear all costs and expenses in relation to any stamp duty, levy, fines, penalties other duties, taxes present or future, as may be levied on this Accession Deed.

i.	The execution, delivery and performance of the provisions of this Accession Deed has been duly authorised by all requisite corporate actions and this Accession Deed has been duly executed and delivered by the New Lender in accordance thereof. This transaction is as authorised by the articles of association and memorandum of association of the New Lender.

Execution Version 181210	- 99 -

l.	This Accession Deed is governed by Indian law. Any dispute arising under this Accession Deed is subject to exclusive jurisdiction of courts of New Delhi, in India.

THE SCHEDULE (to each Accession Deed)

Accession Details:
Details of the Commitment:
Facility Name:	{Facility □ }[11]
Total Amount:	{ □ }

Administration Details of New Lender:
New Lender’s Receiving Account:	{ □ }
Address of Lending Office:	{ □ }
Telephone:	{ □ }
Facsimile:	{ □ }
Attn/Ref:	{ □ }

For and on behalf of	For and on behalf of
{ □ insert name of New Lender}	{□ insert name of the Facility Agent}

(Sign)	(Sign)
Name: { □ }	Name: { □ }
Title: { □ }	Title: { □ }

[11]	Name of the Facility, eg. Facility A.

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SCHEDULE 13

DETAILS OF DISPUTED TAX LIABILITIES

Sr.		Disputed	Form of
No.	Company	Amount	Dispute	As on

1	Bharat Business Channel Limited	4,46,973	Entertainment Tax	31-03-2010

2	Greenfield Appliances Private Limited	NIL	NA	31-03-2010

3	Dome-Bell Electronics India Private Limited	5,44,97,586	Income Tax	31-03-2010

4	Synergy Appliances Private Limited	NIL	NA	31-03-2010

5	Platinum Appliances Private Limited	NIL	NA	31-03-2010

6	Videocon Industries Limited	812.24 Million	Customs, Excise Duty, Service Tax, Sales Tax, Income Tax	30-09-2009

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Signatures

As Borrower

The common seal of, the withinnamed Borrower, has, pursuant to the resolution of its board of directors passed in that behalf on the the 15th day of December, 2010, hereunto been affixed in the presence of Mr. Vivek Dharm, Director of the Borrower who have signed these presents in token thereof and Mr. Siddharth Somani, authorized person, who has countersigned the same in token thereof.	) ) ) ) ) ) ) ) ) ) ) ) ) ) )

Address:	Fort House, 2nd Floor,
221, Dr. D. N. Road, Fort,
Mumbai -400001

Attention:	Mr. V. N. Dhoot

Telephone:	022 66113500

Fax:	022 66113600

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As Agent

EXECUTED	by	)
)
)
acting	by:	)
)
)
Name:	DALJI T SINGH	)	(Sign)
Title:	Coustituted Attorney	)
)
)
Address:	IDBI Trusteeship Services Limited (ITSL) Asian Bldg, Ground Floor,
17, R Kamani Marg,
Ballard Estate, Mumbai - 400 001.

Attention:	Ms. Brindha V / Mr. Srikkanth S

Telephone:	+91-22-4080 7022 or +91-22-4080 7000

Fax:	+91-22-6631 1776

Execution Version 181210	- 103 -

As Arranger

EXECUTED	by	)
ICICI Bank Limited		)
)
acting	by:	)
)
)
Name: ____________		)
Title: ____________		)
)
Address:		)
ICICI BANK LTD,
Corporate Head Office,
ICICI Bank Towers, Bandra Kurla
Complex, Bandra (East). Mumbai – 400051
Attention: Mohit Varma
Telephone: 022 26536435;
Fax: 022 2370537

As Original Lender

EXECUTED	by	)
ICICI Bank Limited		)
)
acting	by:	)
)
)
Name: ____________		)
Title: ____________		)
)
Address:
ICICI Bank Towers, NBCC Place, Bhisham
Pitamah Marg, Pragati Vihar,
New Delhi -110003

Attention: Suhasini Beri

Telephone: 011 24308314;
Fax: 011 24390070

As Account Bank

EXECUTED	by	)
ICICI Bank Limited		)
)
acting	by:	)
)
)
Name: ____________		)
Title: ____________		)
)

Execution Version 181210	- 104 -

Address:
ICICI Bank Towers, NBCC Place, Bhisham
Pitamah Marg, Pragati Vihar,
New Delhi -110003

Attention: Suhasini Beri

Telephone: 011 24308314;
Fax: 011 24390070

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